Exhibit 4.31
EXECUTION COPY
SHARE PURCHASE AGREEMENT
dated as of
March 24, 2011
among
WINNER SIGHT GLOBAL LIMITED,
CNINSURE INC.,
CISG HOLDINGS LTD.,
GUANGDONG MEIDIYA INVESTMENT CO., LTD.,
MR. KEPING LIN,
EXPERT CENTRAL LIMITED,
MANCINI HOLDINGS LIMITED,
DATONG INTERNATIONAL HOLDINGS LIMITED,
DATONG GROUP LIMITED,
BEIJING DAHUA RONGJIN INFORMATION TECHNOLOGY LIMITED,
BEIJING FANHUA DATONG INVESTMENT MANAGEMENT CO., LTD.,
and
DATONG INSURANCE SALES AND SERVICES CO., LTD.
relating to the purchase and sale
of
Class B Ordinary Shares
of
Datong International Holdings Limited

i

Page

Section 13.11. Joint Drafting	54
Section 13.12. Share Subscription Agreement	54

SHARE PURCHASE AGREEMENT
AGREEMENT (this “Agreement”) dated as of March 24, 2011 among (1) Winner Sight Global Limited, a business company incorporated under the laws of the British Virgin Islands (“Buyer”), (2) CNinsure Inc., a company incorporated under the laws of the Cayman Islands with American Depositary Shares listed on NASDAQ (“CNI”), (3) CISG Holdings Ltd., a company incorporated under the laws of the British Virgin Islands (“Seller”), (4) Guangdong Meidiya Investment Co., Ltd. (), a limited liability company incorporated under the laws of the PRC (“Meidiya” and together with CNI and Seller, the “Seller Companies”), (5) Mr. Keping Lin (), whose PRC Identity Number is 432901195707202037 (“Mr. Lin”), (6) Expert Central Limited, a company incorporated under the laws of the British Virgin Islands (“Expert Central”), (7) Mancini Holdings Limited, a company incorporated under the laws of the British Virgin Islands (“Mancini” and together with Mr. Lin and Expert Central, the “Founder”), (8) Datong International Holdings Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Company”), (9) Datong Group Limited, a company incorporated under the laws of Hong Kong (the “HK Company”, together with the Company, the “Offshore Companies”), (10) Beijing Dahua Rongjin Information Technology Limited (, a limited liability company incorporated under the laws of the PRC (the “WFOE”), (11) Beijing Fanhua Datong Investment Management Co., Ltd. (), a limited liability company incorporated under the laws of the PRC (“Datong Investment”), and (12) Datong Insurance Sales and Services Co., Ltd. (), a limited liability company incorporated under the laws of the PRC (“Datong Insurance”, and together with Datong Investment, the “Onshore Companies” and each, an “Onshore Company”).
W I T N E S S E T H:
WHEREAS, Mr. Lin is the sole shareholder of both Expert Central and Mancini which are the record and beneficial owners of collectively 421,050,000 Class A Ordinary Shares, par value US$0.00005 each, of the Company (the “Class A Ordinary Shares”, and together with the Class B Ordinary Shares, the “Ordinary Shares”), which represent 44.6% of the outstanding Ordinary Shares, calculated on a Fully-Diluted basis;
WHEREAS, Buyer is the record and beneficial owner of 9,438,220 Class B Ordinary Shares, par value US$0.00005 each, of the Company (the “Class B Ordinary Shares”), which represent 1.0% of the outstanding Ordinary Shares, calculated on a Fully-Diluted basis;
WHEREAS, CNI is the sole shareholder of Seller which is the record and beneficial owner of 513,333,767 Class B Ordinary Shares (the “Subject Shares”),

which represent 54.4% of the outstanding Ordinary Shares, calculated on a Fully-Diluted basis;
WHEREAS, Seller desires to sell the Subject Shares to Buyer, and Buyer desires to purchase the Subject Shares from Seller, upon the terms and subject to the conditions hereinafter set forth;
WHEREAS, the Company is the sole shareholder of the HK Company and the HK Company is the sole shareholder of the WFOE;
WHEREAS, the Onshore Companies are engaging in the insurance agency business in the PRC through the Onshore Subsidiaries;
WHEREAS, Meidiya holds 55% of the equity interests in Datong Investment and Mr. Lin holds 45% of the equity interests in Datong Investment;
WHEREAS, CNI Controls Meidiya through contractual arrangements; and
WHEREAS, Meidiya desires to sell all of its interests in Datong Investment to Beijing Min Si Lian Hua Investment Management Co., Ltd. (), a limited liability company incorporated in the PRC (the “Buyer Designee”) and after such sale and purchase Mr. Lin and Buyer intend to enter into and/or cause the Buyer Designee and Datong Investment to enter into various agreements with the WFOE so that Datong Investment will become a variable interest entity indirectly Controlled by the Company.
NOW, THEREFOR, in consideration of the promises and the mutual covenants and agreements contained herein and intending to be legally bound hereby, the parties hereto agree as follows:
ARTICLE 1
Definitions
Section 1.01. Definitions. (a) The following terms, as used herein, have the following meanings:
“Amended and Restated Memorandum and Articles” means the memorandum and articles of association of the Company to be amended and restated effective on the Closing Date, in a form to be agreed among the Company, the Founder and the Buyer.
“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person.

“Applicable Exchange Rate” means the average of the selling rate and buying rate of the U.S. dollar as announced by the People’s Bank of China on the date hereof.
“Applicable Law” means, with respect to any Person, any transnational, domestic or foreign federal, national, state, provincial or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.
“Balance Sheet” means the unaudited consolidated balance sheet of the Onshore Companies and their Subsidiaries as of the Balance Sheet Date.
“Balance Sheet Date” means September 30, 2010.
“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in Hong Kong, Beijing, or New York City are authorized or required by Applicable Law to close.
“Closing Date” means the date of the Closing.
“Collective Knowledge of Seller Parties” means the actual knowledge of any of Mr. Yinan Hu, the chief executive officer of CNI, Mr. Peng Ge, the chief financial officer of CNI, Mr. Feng Jin, the chief operating officer and chief information officer of CNI, Mr. Chengbin Li, the vice president and head of the life insurance unit of CNI, Mr. Jiusheng Zhu, the vice general manager of Capital Department of CNI and the members of senior management of each Group Company, in each case having made all due inquiries.
“Consent” means any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, certificate, exemption, order, registration, declaration, filing, report or notice of, with or to any Person.
“Contract” means, with respect to any Person, any agreement, contract, indenture, letter of credit, mortgage, security agreement, pledge agreement, deed of trust, bond, note, guarantee, surety obligation, warranty, power of attorney, purchase order, lease, instrument, obligation, commitment, arrangement or understanding, written or oral, to which such Person is a party or by which it or any of its assets or properties is bound or affected.
“Control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” have correlative meanings.

“Covered Tax” means with respect to the transactions contemplated hereunder, any and all PRC Taxes that are payable as a result of the application of PRC Circular 698 to such transactions and any and all PRC Taxes that are in the nature of capital gains levied on such transactions.
“Datong Chuangfu” means Beijing Datong Chuangfu Management Co., Ltd. (), a limited liability company incorporated under the laws of the PRC and Datong Insurance.
“Fully-Diluted” means all outstanding Ordinary Shares, all Ordinary Shares issuable in respect of all outstanding securities convertible into or exchangeable for Ordinary Shares and all Ordinary Shares issuable in respect of all outstanding options, warrants and other rights to acquire Ordinary Shares.
“GAAP” means generally accepted accounting principles in the PRC.
“Governmental Authority” means any transnational, domestic or foreign federal, national, state, provincial or local governmental, regulatory or administrative authority, department, court, agency or official, including any political subdivision thereof.
“Group Companies” means collectively, the PRC Companies, the WFOE and the Offshore Companies and each, a “Group Company”.
“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China.
“Indebtedness” means, with respect to any Person, without duplication, (i) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such Person upon which interest charges are customarily paid, (iv) all obligations of such Person under conditional sale or other title retention agreements relating to any asset or property purchased by such Person, (v) all obligations of such Person issued or assumed as the deferred purchase price of assets, property or services (other than trade payables and other similar current liabilities incurred in the ordinary course of business, and in each case paid in accordance with the payment terms thereof and otherwise not past due for more than 90 days), (vi) all lease obligations of such Person capitalized on the books and records of such Person, (vii) all obligations of other Persons secured by a Lien on property or assets owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (viii) all obligations of such Person under interest rate, currency or commodity derivatives or hedging transactions (valued at the termination value thereof), (ix) all letters of credit or performance bonds issued for the account of such Person and (x) all guarantees and arrangements having the economic effect of a guarantee of such Person of any Indebtedness of any other Person.

“Indemnity Liability Percentage” means, (a) with respect to Seller Companies, jointly and severally, 55%, and (b) with respect to the Group Companies, jointly and severally, 45%.
“Intellectual Property Rights” means (i) inventions, whether or not patentable, reduced to practice or made the subject of one or more pending patent applications, (ii) national and multinational statutory invention registrations, patents and patent applications (including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations thereof) registered or applied for in the United States and all other nations throughout the world, all improvements to the inventions disclosed in each such registration, patent or patent application, (iii) trademarks, service marks, trade dress, logos, domain names, trade names and corporate names (whether or not registered) in the United States and all other nations throughout the world, including all variations, derivations, combinations, registrations and applications for registration of the foregoing and all goodwill associated therewith, (iv) copyrights (whether or not registered) and registrations and applications for registration thereof in the United States and all other nations throughout the world, including all derivative works, moral rights, renewals, extensions, reversions or restorations associated with such copyrights, now or hereafter provided by law, regardless of the medium of fixation or means of expression, (v) computer software (including source code, object code, firmware, operating systems and specifications), (vi) trade secrets and, whether or not confidential, business information (including pricing and cost information, business and marketing plans and customer and supplier lists) and know-how (including manufacturing and production processes and techniques and research and development information), (vii) industrial designs (whether or not registered), (viii) databases and data collections, (ix) copies and tangible embodiments of any of the foregoing, in whatever form or medium, (x) all rights to obtain and rights to apply for patents, and to register trademarks and copyrights, (xi) all rights in all of the foregoing provided by treaties, conventions and common law and (xii) all rights to sue or recover and retain damages and costs and attorneys’ fees for past, present and future infringement or misappropriation of any of the foregoing.
“IT Agreement” means that certain IT Asset Transfer/Usage Agreement, dated as of the date hereof, by and among and Datong Insurance, as amended or supplemented from time to time.
“Licensed Intellectual Property Rights” means all Intellectual Property Rights owned by a third party and licensed or sublicensed to any PRC Company.
“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.
“Material Adverse Effect” means any material adverse effect on (i) the condition (financial or otherwise), business, assets or results of operations of the Group Companies, taken as a whole, excluding any effect resulting from (A) a change in general economic conditions that does not have a materially disproportionate effect (relative to other industry participants in the PRC) on the Group Companies, taken as a whole, (B) any event, fact, circumstance or condition resulting primarily from the announcement or pendency of the transactions contemplated by the Transaction Documents; (C) any event, fact, circumstance or condition to the extent attributable to changes in applicable laws, rules, regulations, orders or other binding directives issued by any Governmental Authority after the date hereof that does not have a materially disproportionate effect (relative to other industry participants in the PRC) on the Group Companies, taken as a whole, (D) changes in GAAP after the date hereof that do not have a materially disproportionate effect (relative to other industry participants in the PRC) on the Group Companies, taken as a whole, or (E) any act of terrorism, declaration of war or other global unrest or international hostilities not having a materially disproportionate effect on the Group Companies, taken as a whole, relative to other industry participants in the PRC, or (ii) any Seller Company or Group Company’s ability to consummate the transactions contemplated by this Agreement.
“Non-compete Agreements” means, collectively, the Non-compete Agreements () to be entered into prior to the Closing by each PRC Company with each of its Key Employees, in a form to be agreed between the Company and the Buyer, and each a “Non-compete Agreement”.
“Onshore SPA” means that certain share purchase agreement, entered into by and among Meidiya, Datong Investment and the Buyer Designee as of the date hereof.
“Onshore Subsidiaries” means collectively each Person whose name and other pertinent details are set forth on Schedule A (other than the Company).
“Owned Intellectual Property Rights” means all Intellectual Property Rights owned by the PRC Companies.
“Permitted Liens” means (i) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by any Seller Company or Group Company and for which appropriate reserves have been established in accordance with GAAP; (ii) deposits or pledges made in connection with, or to secure payment of, utilities or similar services, workers’ compensation, unemployment insurance, old age pensions or other social security obligations; (iii) interest or title of a lessor under any of Real Property leases or subleases; (iv)

mechanics’, materialmen’s or contractors’ Liens or encumbrances or any similar Lien or restriction for amounts not yet due and payable; and (v) easements, rights-of-way, restrictions and other similar charges and encumbrances not interfering with the ordinary conduct of the business of such Person or detracting from the value of the assets of such Person and (vi) with respect to any property or asset, Liens which do not materially detract from the value or materially interfere with any present or intended use of such property or asset.
“Person” means an individual, company, partnership, association, trust or other entity or organization, including a Governmental Authority.
“PRC” means the People’s Republic of China, excluding, for purposes of this Agreement only, Hong Kong, the Macau Special Administrative Region and Taiwan.
“PRC Companies” means collectively, the Onshore Companies and the Onshore Subsidiaries, and each a “PRC Company”.
“Relative” of a natural person means the spouse, any child and any parent of such person.
“RMB” means renminbi, the lawful currency of the PRC.
“SAIC” means the State Administration of Industry and Commerce of the PRC or its relevant local office.
“Sales Agent” means, with respect to any Person, the insurance sales agent of such Person who sells insurance policies on behalf of or as an agent of such Person.
“Sales Agent Contract” means, with respect to any Person, the agreement entered into between the Sales Agent and such Person, providing for the agency relationship between the parties and their respective rights and obligations.
“Seller’s Knowledge” means the actual knowledge of any of Mr. Yinan Hu, the chief executive officer of CNI, Mr. Peng Ge, the chief financial officer of CNI, Mr. Feng Jin, the chief operating officer and chief information officer of CNI, Mr. Chengbin Li, the vice president and head of the life insurance unit of CNI and Mr. Jiusheng Zhu, the vice general manager of Capital Department of CNI, in each case, having made all due inquiries.
“Settlement Agreement” means that certain settlement agreement, dated as of the date hereof, by and among Meidiya, Mr. Lin and Datong Investment to settle, among other things, the claims and liabilities among the foregoing parties prior to the date hereof, in the form attached hereto as Exhibit D.
“Shareholders’ Agreement” means a shareholders’ agreement in a form to be agreed among the Company, the Founder and the Buyer to be entered into prior to the Closing by and among the Company, Buyer and the Founder with respect to the governance of the Company and rights and obligations of the shareholders of the Company, which shall become effective as of the Closing Date.
“Share Subscription Agreement” means the Share Subscription Agreement entered into on December 24, 2010 by and among the Company, Seller, Buyer and Mr. Lin, pursuant to which Seller subscribed for the Subject Shares, as amended by Section 13.15 hereof.
“Subsidiary” means, with respect to any Person, (i) any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person or (ii) directly or indirectly Controlled by such Person. For the avoidance of doubt, Datong Investment and its Subsidiaries will be considered Subsidiaries of the Company after the Closing.
“Supplemental Minority Interests Holding Agreement” means the supplemental agreement to be entered into on the Closing Date by Datong Chuangfu, in the form attached hereto as Exhibit A.
“Tax” means (a) taxes on income, profits and gains, and (b) all other taxes, levies, duties, imposts, charges and withholdings of any nature, in each case imposed, levied, collected, withheld or assessed by (or on behalf of) any Governmental Authority in any jurisdiction, including any excise, customs, property, sales, transfer, franchise, turnover and payroll taxes and other benefits related tax and stamp duties, together with all penalties, charges and interest relating to any of the foregoing or to any late or incorrect Tax Return in respect of any of them.
“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Transaction Documents” means
(i)	this Agreement,

(ii)	the Shareholders’ Agreement,

(iii)	the Amended and Restated Memorandum and Articles,

(iv)	the Share Subscription Agreement,

(v)	the Onshore SPA,

(vi)	the VIE Agreements,

(vii)	the IT Agreement,

(viii)	the Settlement Agreement, and

(ix)	the Supplemental Minority Interests Holding Agreement.
“U.S.” means the United States of America.
“US$” or “U.S. dollars” means United States dollars, the lawful currency of the U.S.
“VIE Agreements” means, collectively, the following agreements:
(i) the Exclusive Service Agreement () dated December 24, 2010 by and between the WFOE and Datong Investment, attached hereto as Exhibit B-1;
(ii) the Equity Pledge Agreement () entered into by and among the WFOE, Datong Investment, Mr. Lin and the Buyer Designee as of the date hereof (effective as of the Closing Date), substantially in the form attached as Exhibit B-2 hereto;
(iii) the Exclusive Purchase Option Agreement () entered into by and among the WFOE, Datong Investment, Mr. Lin and the Buyer Designee as of the date hereof (effective as of the Closing Date), substantially in the form attached as Exhibit B-3 hereto; and
(iv) the Voting Rights Proxy Agreement () entered into among the WFOE, Datong Investment, Mr. Lin and the Buyer Designee as of the date hereof (effective as of the Closing Date), substantially in the form attached as Exhibit B-4 hereto.
(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Agreement	Preamble
Arbitration	11.05 (a)
Benefits	5.22 (f)
Books and Records	5.07
Buyer	Preamble
Buyer Designee	Recitals
Buyer Indemnitee	11.02 (a)
CNI	Preamble
Closing	2.02 (c)
Company	Preamble

Term	Section
Covered Tax Claim	11.05	(a)
Covered Tax Loss	11.03
Damages	11.02
Datong Investment	Preamble
Datong Insurance	Preamble
Deductible	11.05	(a)
Dispute	11.05	(a)
e-mail	13.01
Expert Central	Preamble
Founder	Preamble
Government Officials	5.17
Group Company Securities	5.06	(g)
HK Company	Preamble
HKIAC	11.05	(a)
Indemnified Party	11.05	(a)
Indemnifying Party	11.05	(a)
Intercompany Account Balances	5.11
Key Employees	5.22	(a)
Management Accounts	5.07
Mancini	Preamble
Material Contracts	5.12	(b)
Meidiya	Preamble
Mr. Lin	Preamble
Notice of Arbitration	13.06	(d)
Onshore Companies	Preamble
Ordinary Shares	Recitals
Permits	5.20
PFIC	5.16
Pre-Closing Tax Return	8.02	(b)
Purchase Price	2.01
Real Property	5.15
Seller	Preamble
Seller Companies	Preamble
Seller Indemnitee	13.06	(d)
Social Insurance	5.22	(f)
Subject Shares	Recitals
Third Party Claim	13.06	(d)
Tribunal	13.06	(d)
Warranty Breaches	11.04
WFOE	Recitals
Section 1.02. Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any agreement or contract listed on any schedules hereto, all such amendments, modifications or supplements must also be listed in the appropriate schedule. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law”, “laws” or to a particular statute or law shall be deemed also to include an and all Applicable Law.
ARTICLE 2
Purchase and Sale
Section 2.01. Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, Seller agrees to sell, and CNI agrees to cause Seller to sell, to Buyer, and Buyer agrees to purchase from Seller, the Subject Shares. The aggregate purchase price for the Subject Shares (the “Purchase Price”) is an amount in U.S. dollars equal to (x) RMB407,000,000 divided by (y) the Applicable Exchange Rate. The title to the Subject Shares shall be transferred by Seller to Buyer as provided in Section 2.02. The Purchase Price shall be paid by Buyer to Seller as provided in Section 2.02(c).
Section 2.02. Closing Deliverables. (a) At the Closing, CNI shall cause Seller to, and the Seller shall, deliver to Buyer the following documents:
(i) a certified true copy of the updated register of members of the Company reflecting the transfer of the Subject Shares from Seller to Buyer,

(ii) the instrument of transfer duly executed by Seller with Buyer as transferee in respect of the Subject Shares,
(iii) if applicable, the original share certificate in respect of the Subject Shares,
(iv) a certified true copy of the resolutions of the board of directors of the Company approving the transfer of the Subject Shares from Seller to Buyer,
(v) a new share certificate issued to Buyer with respect to the Subject Shares,
(vi) if applicable, evidence of the cancellation of the existing share certificate in respect of the Subject Shares issued to Seller,
(vii) a written confirmation signed by Mr. Lin with respect to the consummation of the Settlement Agreement, and
(viii) a written receipt from SAIC acknowledging the filing of registration papers with respect to the share transfer contemplated in the Onshore SPA.
(b) At the Closing, the Company shall, and the Founder shall cause the Company to, deliver to Buyer the following documents:
(i) a certified true copy of the resolutions of the board of directors of the Company increasing the board of directors to a three member board and approving the appointment of the person designated by Buyer in accordance with the Shareholders’ Agreement to the board of directors of the Company, and
(ii) a certified true copy of the register of directors of the Company reflecting the appointment of the person designated by Buyer in accordance with the Shareholders’ Agreement to the board of directors of the Company.
(c) At the Closing, Datong Investment shall, and the Founder shall cause Datong Investment to, deliver to Seller a certified copy of the resolutions duly and validly adopted by Datong Investment’s shareholders dated as of the date immediately prior to the Closing and acknowledged by the Buyer Designee, authorizing Datong Investment’s distribution of RMB 10,000,000 to Meidiya prior to December 31, 2012.
Section 2.03. Closing. Provided the conditions set forth in Article 10 have been satisfied or waived, the closing (the “Closing”) of the purchase and sale of the Subject Shares shall take place at the office of Davis Polk & Wardwell LLP, 26/F, Twin Tower West, B12 Jian Guo Men Wai Avenue, Chaoyang

District, Beijing 100022, the People’s Republic of China, as soon as possible, but in no event later than the second (2nd) Business Day following the date hereof. At the Closing, Buyer shall deliver to Seller the Purchase Price in U.S. dollars in immediately available funds by wire transfer to a bank account designated by Seller by written notice to Buyer, which notice shall be delivered to Buyer not later than one (1) Business Day prior to the Closing Date.
ARTICLE 3
Representations and Warranties of Seller Companies
Except as set forth in the disclosure schedules attached hereto as Schedule B (the “Seller Disclosure Schedule”) (with specific reference to the particular Section or subsection of this Article 3 to which the information set forth in such Section of the Seller Disclosure Schedule relates; provided that any information set forth in one section of such Seller Disclosure Schedule shall be deemed to apply to each other Section or subsection of this Article 3 to which its relevance is reasonably apparent to a reasonable person without any independent knowledge regarding the matters so disclosed), the Seller Companies, jointly and severally, represent and warrant to Buyer as of the date hereof and as of the Closing Date that:
Section 3.01. Corporate Status. Each Seller Company is a company duly incorporated, validly existing and in good standing (to the extent such concept is applicable in such jurisdiction) under the laws of its jurisdiction of incorporation and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, to carry out its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not have a Material Adverse Effect.
Section 3.02. Authority.
(a) The execution and delivery of this Agreement and each other Transaction Document to which any Seller Company is a party, the performance of the obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby, are within such Seller Company’s power and have been duly authorized by all requisite corporate actions on the part of such Seller Company.
(b) This Agreement and each other Transaction Document to which any Seller Company is a party when executed and delivered by such Seller Company in accordance with the terms hereof and thereof will constitute valid and binding obligations of such Seller Company in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and general principles of equity (whether considered in proceedings at law or in equity).

(c) All material approvals of and material registrations and filings with the Governmental Authorities necessary for each Seller Company to enter into this Agreement and each other Transaction Document to which such Seller Company is party and to perform the obligations of such Seller Company hereunder and thereunder have been obtained or will be obtained by the Closing.
Section 3.03. No Breach. The execution and delivery of, and the performance by each Seller Company of the obligations of such Seller Company under, this Agreement and each other Transaction Document to which such Seller Company is party do not and will not:
(a) violate the memorandum and articles of association and other organizational documents of such Seller Company or any Group Company;
(b) violate any Applicable Law binding on such Seller Company or any Group Company or any of its assets or properties;
(c) require any consent or other action by any Person under, constitute a default (with or without the giving of notice or the lapse of time or both) under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of such Seller Company or any Group Company under, any provision of any Contract binding upon such Seller Company or any Group Company or any of its assets or properties; or
(d) result in the creation or imposition of any Lien (or any obligation to create any Lien) other than Permitted Liens, on any assets or properties of such Seller Company or any Group Company;
except for, in the case of clauses (b), (c) and (d) above, any such items that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
Section 3.04. Ownership. (a) Seller is the record and beneficial owner of the Subject Shares, free and clear of any Lien and any other restriction (including any restriction on the right to vote, sell or otherwise dispose of the Subject Shares), and will transfer and deliver to Buyer, in accordance with Section 2.02, valid title to the Subject Shares free and clear of any Lien and any such restriction.
(b) Meidiya is Controlled by CNI and is the record owner of 55% of the equity interests in Datong Investment, free and clear of any Lien and any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such equity interests).
Section 3.05. Litigation. There is no action, suit, investigation or proceeding pending against or, to the Seller’s Knowledge, threatened against or affecting any Seller Company before any arbitrator or any Governmental

Authority which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by any Transaction Document.
Section 3.06. Representations. Except for the representations and warranties contained in this Article 3 and Article 5 and the certificate delivered by the Seller Companies pursuant to Section 10.02(b), none of the Seller Companies makes any other express or implied representation or warranty to Buyer.
ARTICLE 4
Representations and Warranties of the Founder
Except as set forth in the Seller Disclosure Schedule (with specific reference to the particular Section or subsection of this Article 4 to which the information set forth in such Section of the Seller Disclosure Schedule relates; provided that any information set forth in one section of such Seller Disclosure Schedule shall be deemed to apply to each other Section or subsection of this Article 4 to which its relevance is reasonably apparent to a reasonable person without any independent knowledge regarding the matters so disclosed), the Founder represents and warrants to Buyer as of the date hereof and as of the Closing Date that:
Section 4.01. Status; Authority.
(a) Each of Expert Central and Mancini is a company duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry out its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not have a Material Adverse Effect.
(b) Mr. Lin has the legal right and full power and authority to execute and deliver this Agreement and each other Transaction Document to which he is a party and to perform his or her obligations hereunder and thereunder.
(c) The execution and delivery of this Agreement and each other Transaction Document to which either Expert Central or Mancini is a party, the performance of the obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby, are within the power of Expert Central and Mancini, respectively, and have been duly authorized by all requisite corporate actions on the part of Expert Central and Mancini, respectively.
(d) Each Transaction Document to which the Founder is a party when executed and delivered by the Founder in accordance with the terms thereof constitutes or will constitute, as applicable, the legal, valid and binding obligations of the Founder, enforceable against the Founder in accordance with the terms thereof, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and general principles of equity (whether considered in proceedings at law or in equity).
(e) All material approvals of and material registrations and filings with the Governmental Authorities necessary for the Founder to enter into this Agreement and each other Transaction Document to which such the Founder is party and to perform the obligations of the Founder hereunder and thereunder have been obtained or will be obtained by the Closing.
Section 4.02. No Breach. The execution and delivery of, and the performance by the Founder of the obligations of the Founder under, this Agreement and each other Transaction Document to which the Founder is party do not and will not:
(a) violate the memorandum and articles of association of any Group Company;
(b) violate any Applicable Law binding on the Founder or any Group Company or any of his or its assets or properties;
(c) require any consent or other action by any Person under, constitute a default (with or without the giving of notice or the lapse of time or both) under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of the Founder or any Group Company under, any provision of any Contract binding upon the Founder or any Group Company or any of his or its assets or properties; or
(d) result in the creation or imposition of any Lien (or any obligation to create any Lien) other than Permitted Liens, on any assets or properties of the Founder or any Group Company;
except for, in the case of clauses (b), (c) and (d) above, any such items that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
Section 4.03. Ownership. (a) Mr. Lin is the record and beneficial owner of 100% of the shares of each of Expert Central and Mancini, free and clear of any Lien and any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such shares).
(b) Expert Central and Mancini are the record and beneficial owner of 210,525,000 Ordinary Shares and 210,525,000 Ordinary Shares, respectively, free and clear of any Lien and any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such shares other than pursuant to the Shareholders’ Agreement).

(c) As of the date hereof, Mr. Lin is the record and beneficial owner of 45% of the equity interests in Datong Investment, free and clear of any Lien and any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such equity interests).
Section 4.04. Non-competition. Neither Mr. Lin nor any of his Relatives directly or indirectly owns any interests in, or Controls any Person which is engaging in or intends or plans to engage or participate in (i) any insurance related business (other than the Group Companies), or (ii) any business in competition with or reasonably expected to be in competition with the business as presently conducted or contemplated to be conducted by any Group Company.
Section 4.05. Litigation. There is no action, suit, investigation or proceeding pending against or, to the knowledge of the Founder, threatened against or affecting the Founder before any arbitrator or any Governmental Authority which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by any Transaction Document.
Section 4.06. Representations. Except for the representations and warranties contained in this Article 4 and Section 5.07 and Section 5.13 of Article 5 and the certificate delivered by the Founder pursuant to Section 10.02(b), the Founder makes no other express or implied representation or warranty to Buyer.
ARTICLE 5
Representations and Warranties Regarding the Group Companies
Except as set forth in the Seller Disclosure Schedule (with specific reference to the particular Section or subsection of this Article 5 to which the information set forth in such Section of the Seller Disclosure Schedule relates; provided that any information set forth in one section of such Seller Disclosure Schedule shall be deemed to apply to each other Section or subsection of this Article 5 to which its relevance is reasonably apparent to a reasonable person without any independent knowledge regarding the matters so disclosed), (x) with respect to only Section 5.07 (Financial Statements) and Section 5.13 (No Litigation), each of the Seller Companies, the Offshore Companies, the WFOE, the Onshore Companies and Mr. Lin (to the best of his knowledge and belief derived from his legal capacity as the legal representative of the Onshore Companies or Datong Chuangfu), and (y) and with respect to all other Sections in this Article 5, each of the Seller Companies, the Offshore Companies, the WFOE, and the Onshore Companies, in each case jointly and severally represents and warrants to Buyer as of the date hereof and as of the Closing Date (or if an earlier date is set forth herein, as of such earlier date) that:
Section 5.01. Corporate Status.

(a) Each Group Company is a company duly incorporated or formed, validly existing and in good standing (to the extent such concept is applicable in such jurisdiction) under the laws of its jurisdiction of organization.
(b) Each Group Company has full corporate power necessary to own, lease and operate the assets and properties that it owns, leases and operates, and to carry on its business as now conducted.
(c) Each Group Company is duly qualified under the laws of its jurisdiction of organization to carry on business within such jurisdiction and is in good standing in such jurisdiction (to the extent such concept is applicable in such jurisdiction). Each Group Company is duly qualified under the laws of its jurisdiction of organization to do business as a foreign corporation in each jurisdiction where such qualification is necessary and is in good standing (to the extent such concept is applicable in such jurisdiction) in such jurisdiction in which it conducts business as a foreign corporation, except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(d) The memorandum and articles of association and other organizational documents as well as each of their respective amendments (if any) of each Group Company are in full force and effect.
(e) The Company has made available to Buyer a true and complete copy of the memorandum and articles of association and other organizational documents (including their respective amendments, if any) of each Group Company.
(f) The minute books of each Group Company have been made available to Buyer.
Section 5.02. Power and Authority; Corporate Authorization.
(a) Each Group Company has full corporate power and authority to execute and deliver each Transaction Document to which it is a party and to perform its obligations thereunder.
(b) The execution and delivery of each Transaction Document to which any Group Company is a party, the performance of the obligations thereunder, and the consummation of the transactions contemplated thereby, have been duly authorized by all requisite corporate actions of such Group Company and no other corporate proceedings on the part of such Group Company are necessary to authorize such execution, delivery or performance or to consummate such transactions.
Section 5.03. Enforceability.

(a) Each Group Company has duly executed and delivered or will execute and deliver, as applicable, each Transaction Document to which it is a party by the time specified in this Agreement.
(b) Each Transaction Document to which any Group Company is a party when executed and delivered by such Group Company in accordance with the terms thereof constitutes or will constitute, as applicable, the legal, valid and binding obligations of such Group Company, enforceable against such Group Company in accordance with the terms thereof, subject to any applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and general principles of equity (whether considered in proceedings at law or in equity).
Section 5.04. Governmental Authorization; Third-Party Consent. Except as set forth in Section 5.04 of the Seller Disclosure Schedule, no Consent by any Governmental Authority or any other Person is required in connection with the execution, delivery or performance by any Group Company under any Transaction Document to which it is a party.
Section 5.05. Non contravention. The execution, delivery and performance by any Group Company of each Transaction Document to which it is a party and the consummation of the transactions contemplated thereby do not and will not (i) violate the organizational documents of any Group Company, (ii) violate any laws applicable to or binding on any Group Company or any of its assets or properties in any material respect, (iii) constitute a default (with or without the giving of notice or the lapse of time or both) under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of any Group Company under, any provision of any Contract binding upon any Group Company or any of its assets or properties or (iv) result in the creation or imposition of any Lien (or any obligation to create any Lien), other than Permitted Liens, on any assets or properties of any Group Company, except for, in the case of clauses (iii) and (iv) above, any such items that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
Section 5.06. Capitalization.
(a) Section 5.06(a) of the Seller Disclosure Schedule contains a true, accurate and complete organization and shareholding structure of the Group Companies. Except as set forth in Section 5.06(a) of the Seller Disclosure Schedule, no Group Company owns or Controls, directly or indirectly, any equity or other ownership interest in any Person. There is no agreement, arrangement or obligation of any kind (and no authorization therefor has been given) obligating any Group Company to purchase or acquire the ownership of any equity or other ownership interest in any Person or to make investments in any Person.
(b) The authorized share capital of the Company consists of 1,000,000,000 shares par value US$0.00005 per share. As of the date hereof,

there are outstanding 421,050,000 Class A Ordinary Shares and 522,771,987 Class B Ordinary Shares.
(c) The authorized share capital of the HK Company consists of 10,000 shares of common shares, par value HK$1 per share. As of the date hereof, there are outstanding one share of such common shares.
(d) Section 5.06(d) of the Seller Disclosure Schedule contains a true, accurate and complete description of the registered capital and total investment of each PRC Company, as well as the shareholder(s) of each PRC Company and shares owned by such shareholder(s).
(e) All of the registered capital of each PRC Company has been timely and adequately contributed in accordance with the Applicable Law of the PRC. There are no resolutions pending to increase the registered capital of any PRC Company.
(f) All changes to the share capital (including capital increase and capital reduction) and all changes in the shareholding (including transfers by shareholders) of each PRC Company have been duly authorized and approved by and filed and registered with the relevant Governmental Authorities in the PRC, and have been made in full compliance with the Applicable Law of the PRC.
(g) All outstanding capital shares of each Group Company have been duly authorized and validly issued and are fully paid and non-assessable (if applicable). Except as set forth in Section 5.06(g) of the Seller Disclosure Schedule, there are no outstanding (i) capital shares or voting securities of any such Group Company, (ii) securities of any such Group Company convertible into or exchangeable for capital shares or voting securities of any such Group Company or (iii) options or other rights to acquire from any such Group Company, or other obligations of any such Group Company to issue, any capital shares, voting securities or securities convertible into or exchangeable for capital share or voting securities of any such Group Company (the items in Sections 5.06(g)(i), 5.06(g)(ii) and 5.06(g)(iii) being referred to collectively as the “Group Company Securities”). There are no outstanding obligations of any Group Company to repurchase, redeem or otherwise acquire any Group Company Securities.
Section 5.07. Financial Statements. Section 5.07 of the Seller Disclosure Schedule contains a true, correct and complete copy of the unaudited consolidated balance sheet as of December 31, 2009 and the related unaudited consolidated statement of income for the year ended December 31, 2009 and the unaudited consolidated balance sheet as of September 30, 2010 and the related unaudited consolidated statement of income for the nine months ended September 30, 2010 of Datong Investment and its Subsidiaries (collectively, the “Management Accounts”). The Management Accounts (i) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and (ii) present fairly in all material respects the consolidated financial position of Datong Investment and its Subsidiaries as of the dates thereof and their consolidated results of operations for the periods then ended (subject to normal year-end adjustments and the absence of footnotes).
Section 5.08. Books and Records. All minute books containing the records of meetings of the shareholders and the boards of directors (or analogous parties) of the Group Companies as of the date hereof and the register of members (or equivalent documents) as of the date hereof have been made available to Buyer.
Section 5.09. Absence of Certain Changes.
(a) Since the Balance Sheet Date, the business of Datong Investment and its Subsidiaries has been conducted in the ordinary course consistent with past practices and there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(b) Except for the entry into this Agreement and the other Transaction Documents, or as otherwise required by Applicable Law or existing Material Contracts, from the Balance Sheet Date until the date hereof, there has not been any action taken by any Group Company that, if taken during the period from the date of this Agreement through the Closing Date without Buyer’s consent, would constitute a breach of Section 7.01.
Section 5.10. No Undisclosed Material Liabilities. Other than (i) obligations or liabilities reflected or reserved against or otherwise described in the Management Accounts or the notes thereto, (ii) obligations or liabilities arising in the ordinary course of business since the Balance Sheet Date and (iii) obligations or liabilities incurred in connection with the negotiation, execution, delivery and performance of this Agreement and the other Transaction Documents, there are no obligations or liabilities of any Group Company of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, that, individually or in the aggregate, are material to the Group Companies, taken as a whole.
Section 5.11. Intercompany Accounts. Section 5.11 of the Seller Disclosure Schedule contains a complete list of all intercompany balances as of December 31, 2010, between each Seller and its Affiliates (other than the Group Companies), on the one hand, and any Group Company, on the other hand (the “Intercompany Account Balances”). All Intercompany Account Balances have been paid in full in cash or otherwise will be settled in accordance with the Settlement Agreement. Since the Balance Sheet Date there has not been any accrual of liability by any Group Company to a Seller or any of its Affiliates (other than the Group Companies) or other transaction between any Group Company, on the one hand, and such Seller and any of its Affiliates (other than the Group Companies), on the other hand, except with respect to the period prior to the date of this Agreement, in the ordinary course of business of such Group Company consistent with past practice, and thereafter, as provided in Section 5.11 of the Seller Disclosure Schedule.
Section 5.12. Material Contracts. (a) Except for the Transaction Documents and the Contracts listed in Section 5.12 of the Seller Disclosure Schedule (true and complete copies of such Contracts have been made available to Buyer prior to the Closing), none of the Group Companies is a party to or bound by:
(i) any Contract providing for the payment by or to any Group Company of an amount in excess of RMB2,000,000 annually or RMB2,000,000 in the aggregate;
(ii) any partnership, joint venture or other similar agreement or arrangement;
(iii) any agreement relating to the acquisition or disposition of any business (whether by merger, sale of shares, sale of assets or otherwise) with a total consideration in excess of RMB2,000,000;
(iv) any agreement relating to Indebtedness, except any such agreement with an aggregate outstanding principal amount not exceeding RMB2,000,000 and which may be prepaid on not more than 45 days’ notice without the payment of any material penalty;
(v) any option, license, franchise or similar agreement;
(vi) any form insurance agency agreements with insurance companies, any form agreements with any Sales Agent of the Group Companies and any other brokerage, dealer, sales representative, marketing or other similar agreement;
(vii) any agreement that limits the freedom of any Group Company to compete in any line of business or with any Person or in any area; or
(viii) other than agreements between Group Companies and director and officer indemnification agreements made in the ordinary course of business consistent with past practice, any agreement by any Group Company with (A) any of its Affiliates, (B) any Person directly or indirectly owning, Controlling or holding with power to vote any of the outstanding equity securities of any Group Company or any Affiliate of such Person, (C) any Person whose outstanding voting securities are directly or indirectly owned, Controlled or held with power to vote by any Group Company or (D) any director, supervisor (in the case of the PRC

Companies) or officer of any Group Company or any Affiliates of any such director or officer.
(b) Except for Contracts which expire after the date hereof in accordance with their respective terms, each Contract disclosed in Section 5.12 of the Seller Disclosure Schedule or required to be so disclosed pursuant to Section 5.12(a) (collectively, the “Material Contracts”) is in full force and effect and constitutes a valid and binding obligation of the applicable Group Company, enforceable against the applicable Group Company and, to the Collective Knowledge of Seller Parties, the other parties thereto, in accordance with its terms, subject to any applicable bankruptcy, insolvency, similar laws affecting creditors’ rights generally and general principles of equity (whether considered in proceedings at law or in equity).
(c) Other than breaches or defaults (i) as to which waivers or consents have been obtained, (ii) which are not, and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole, or (iii) as set forth in Section 5.12(c) of the Seller Disclosure Schedule, no Group Company nor, to the Collective Knowledge of Seller Parties, any other party thereto, is in breach or default under any Material Contract and, to the Collective Knowledge of Seller Parties, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute any event of default thereunder.
(d) Except as provided under the Transaction Documents, on the Closing Date, no Group Company has delegated any power or issued any powers of attorney in favor of any Person, other than powers of attorney issued to directors, officers, or employees of any Group Company for purposes of executing contracts or agreements for and on behalf of such Group Company in the ordinary course of business.
(e) Except for the Transaction Documents, on the Closing Date, neither the Company nor Seller is party to any Contract with respect to any share of or equity interest in the Company or any rights therein (including in respect of the voting rights, disposition rights, purchase options and pledge).
Section 5.13. No Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the Collective Knowledge of Seller Parties, threatened, at law, in equity, in arbitration or before any Governmental Authority, by or against or directly affecting any Group Company or any of its assets or properties which would, if adversely determined, reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement and other Transaction Documents.
Section 5.14. Compliance with Laws.

(a) None of the Group Companies (i) is in violation of, nor has since January 1, 2009 violated, nor to the Collective Knowledge of Seller Parties, is under investigation with respect to or has been threatened to be charged with or given notice of, any violation of, any Applicable Law such that such violations, individually or in the aggregate, are, or would reasonably be expected to be, material to the Group Companies taken as a whole and (ii) has received written notice that it is under investigation with respect to any violation of any Applicable Law which has resulted in a loss to the Group Companies in excess of RMB100,000, individually or in the aggregate.
(b) Each of the PRC Companies is currently in compliance with, in all material respects, the PRC 1995 Insurance Law, as amended in 2002 and in 2009, and the regulations and rules of the China Insurance Regulatory Commission, including those related to the scope of its business activities, solvency margin, reserves, the use of its insurance funds, insurance products, insurance agents (including qualification thereof), insurance contracts, reinsurance and investments by foreign parties in PRC insurance companies, the geographic limitation and scope of business of foreign invested insurance companies, and all such other Applicable Law, regulations and rules of the PRC.
Section 5.15. Properties. (a) All of the land and buildings currently owned or leased by each Group Company (collectively, the “Real Property”) are listed in Section 5.15(a) of the Seller Disclosure Schedule. Except for the Real Property listed in Section 5.15(a) of the Seller Disclosure Schedule, no Group Company directly or indirectly owns or leases any other land or building. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the current use, occupancy and operation of the Real Property do not constitute any nonconforming use under any applicable construction, building, zoning, subdivision and other land use and similar Applicable Law.
(b) (i) Each Group Company has valid title to, or in the case of leased property and assets has valid leasehold interests in, all material property and assets (whether real, personal, tangible or intangible, other than Intellectual Property Rights) actually used by such Group Company, regardless of whether such material property and assets are reflected on its balance sheet or acquired after the Balance Sheet Date, other than personal property disposed of in the ordinary course of business; and (ii) none of such property or assets is subject to any Lien, except for Permitted Liens.
(c) All material leases and sub-leases of the Real Property used by the Group Companies are listed in Section 5.15(c) of the Seller Disclosure Schedule, are valid and binding obligations of the relevant Group Companies, and enforceable against each such Group Company in accordance with their respective terms, subject to applicable bankruptcy, insolvency, similar laws affecting creditors’ rights generally and general principles of equity (whether considered in proceedings at law or in equity) and, none of the Group Companies is in default in any material respect under any such leases or sub-leases and, to the Collective Knowledge of Seller Parties, there does not exist under any such lease or sub-lease any event which with notice or lapse of time or both would constitute a material default.
Section 5.16. Tax. (a) Each Group Company has filed all material national, provincial and local Tax Returns required to be filed under the Applicable Law and such Tax Returns were true and complete in all material respects, and has paid all material national, provincial and local Taxes, assessments, fees and other governmental charges levied or imposed upon it or its assets or properties, revenue or income or otherwise due and payable by such Group Company, and has withheld and paid all individual income tax for its employees or contractors, in each case in accordance with the requirements of Applicable Law and the relevant Tax authorities. To the Collective Knowledge of Seller Parties, there is no proposed Tax assessment against any Group Company. There has been no claim in writing concerning any liability for Taxes of any Group Company asserted, raised or, to the Collective Knowledge of Seller Parties, threatened by any taxing authority.
(b) Each Group Company has complied with, and currently complies in all material respects with all conditions and terms of all subsidies, rebates, reductions, exemptions and other preferential treatment claimed by and/or given to such Group Company in respect of any material Tax.
(c) No election (including an entity classification election) was filed with the U.S. Internal Revenue Service with respect to any Group Company by the Seller Companies, the Founder, any Group Company or any of their Affiliates.
(d) Each Seller Company believes that none of the Group Companies or any subsidiary thereof was a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes for its most recently completed taxable year, and based on the Group Companies’ current and projected income, assets and activities, none of the Group Companies or any subsidiary thereof is expected to be a PFIC in the current taxable year. For the purposes of this clause a “subsidiary” means any entity in which a Group Company holds or will hold, directly or indirectly, twenty-five percent (25%) or more of the equity interests.
(e) Each Seller Company believes that none of the Group Companies was a “controlled foreign corporation” for U.S. federal income tax purposes on any day during its current taxable year.
(f) (i) The charges, accruals and reserves for Taxes with respect to each PRC Company reflected on the most recent Management Accounts are adequate in all material respects to cover Tax liabilities as of the date of the most recent Management Accounts and all information set forth in such Management Accounts relating to Tax matters is true and complete in all material respects, and (ii) since the date of the most recent Management Accounts, each PRC Company has not engaged in any transaction, other than in the ordinary course of business, that would materially impact any Tax asset (e.g., net operating or capital losses) or Tax liability of any PRC Company.
Section 5.17. No Illegal or Improper Transactions.
(a) None of the Group Company nor its Subsidiaries, nor any director, officer, or employee, nor to the Collective Knowledge of Seller Companies, any agent or representative of any Group Company nor any of its Subsidiaries, has (i) taken any action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value, directly or indirectly, whether in the form of a bribe, kickback, rebate, payoff, influence payment or otherwise, to any Governmental Authority or any government official (including any officer or employee of a government or government-owned or Controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office, all of the foregoing being referred to as “Government Officials”), or to any other person while knowing that all or some portion of the money or value was or will be offered, given or promised to a Governmental Authority or a Government Official, to influence official action or secure an improper advantage or (ii) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity. Notwithstanding anything else in this Section 5.17, any facilitating or expediting payment made to a Government Official for the purpose of expediting or securing the performance of a “routine governmental action” (as defined in the he U.S. Foreign Corrupt Practices Act of 1977, as amended) by a Government Official shall not constitute a breach of the representation made in this Section 5.17 (to the extent in compliance with Applicable Law).
(b) Each Group Company and its Subsidiaries have conducted their businesses in compliance in all material respects with the U.S. Foreign Corrupt Practices Act of 1977, as amended, the PRC Law on Anti-Unfair Competition adopted on September 2, 1993 (if applicable) and the Interim Rules on Prevention of Commercial Bribery issued by the PRC State Administration of Industry and Commerce on November 15, 1996 (if applicable) and all other applicable anti-corruption laws.
Section 5.18. Intellectual Property.
(a) Each Group Company owns or possesses sufficient legal rights to use all Intellectual Property Rights that are currently used by such Group Company or are necessary to the conduct of its businesses as now conducted and as presently proposed to be conducted. Except as set forth in Section 5.18(a) of the Seller Disclosure Schedule, the consummation of the transactions contemplated by this Agreement and the other Transaction Documents will not alter, encumber, impair or extinguish any Owned Intellectual Property Rights or

Licensed Intellectual Property Rights. No Group Company has received written notice of any infringement of such Intellectual Property Rights by any third party.
(b) All of the Licensed Intellectual Property Rights are in full force and effect in accordance with their terms, and are free and clear of any Liens. No Group Company is in default under any Contract under which it licenses any Licensed Intellectual Property Right, and has received no notice of default from any licensor.
(c) To the Collective Knowledge of Seller Parties, the conduct by the Group of its business does not infringe the Intellectual Property Rights of any third party nor has any Group Company received any written communication that a claim or demand has been made, or threatened to be made to this effect.
(d) Except as set forth in Section 5.18(d) of the Seller Disclosure Schedule, no Group Company owns any trademarks.
(e) No Group Company is registered by any Government Authority as the owner of any copyright.
(f) Except for the domain names listed in Section 5.18(f) of the Seller Disclosure Schedule, which domain names have been registered with domain name registration institutions throughout the world, no Group Company is the registered owner of any domain names. No Group Company has received any written notice of any claim of any third party challenging such Group Company’s ownership or use of the domain names listed in Section 5.18(f) of the Seller Disclosure Schedule.
(g) Each Group Company has taken commercially reasonable steps in accordance with normal industry practice to maintain the confidentiality of the trade secrets and other confidential Intellectual Property Rights used in connection with the business of such Group Company. To the Collective Knowledge of Seller Parties, there has been no misappropriation of such trade secrets or other confidential Intellectual Property Rights by any Person. To the Collective Knowledge of Seller Parties, no employee, independent contractor or agent of any Group Company has misappropriated any trade secrets of any other Person in the course of performance of duties and tasks as an employee, independent contractor or agent of such Group Company nor is he or she in default or breach of any term of any employment contract, nondisclosure contract, assignment of invention contract or other contract with any Group Company relating to the protection, ownership, development, use or transfer of the Intellectual Property Rights.
Section 5.19. Insurance Coverage. Section 5.19 of the Seller Disclosure Schedule sets forth a list of all material insurance policies relating to the assets, business, operations, employees, officers or directors of the Group Companies. The Company has made available to Buyer true and complete copies of all such insurance policies. There is no material claim by any Group Company pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies. All premiums payable under all such policies have been timely paid and the Group Companies have otherwise complied in all material respects with the terms and conditions of all such policies. As of the date hereof, none of the Group Companies, the Seller Companies nor the Founder has received any written notice of any threatened termination of, material premium increase with respect to, or material alteration of coverage under, any of such policies.
Section 5.20. Licenses and Permits. Section 5.20 of the Seller Disclosure Schedule sets forth a list of each material Consent issued to any Group Company by any Governmental Authority affecting, or relating in any way to, the assets or business of any Group Company (the “Permits”) together with the name of the Governmental Authority issuing such Permit. Except for the Consents set forth in Section 5.20 of the Seller Disclosure Schedule, no other material Consents of any Governmental Authority (including the Consents relating to the qualifications of officers of any Group Company) are necessary for the conduct of the business of any Group Company, as currently conducted. The Permits are valid and in full force and effect. No Group Company is in material default under, and to the Collective Knowledge of Seller Parties, no condition exists that with notice or lapse of time or both would constitute a material default under, the Permits. To the Collective Knowledge of Seller Parties, there is no outstanding or anticipated investigation, enquiry or proceeding which would reasonably be expected to result in the suspension, cancellation, modification or revocation of any such Permits. To the Collective Knowledge of Seller Parties, none of the Permits will be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated in this Agreement or other Transaction Documents. Each Group Company is in compliance in all material respects with all the terms and conditions of, or relating to, all such Permits and has not received a written notice that it is in default under any of the terms and conditions of such Permits.
Section 5.21. Receivables. All accounts, notes receivable and other receivables reflected on the Balance Sheet, and all material accounts and notes receivable arising from or otherwise relating to the business of the PRC Companies after the Balance Sheet Date and prior to the Closing Date, arose from bona fide sales transactions in the ordinary course of business and are payable on ordinary trade terms.
Section 5.22. Employees, Contracted Agents, Labor Matters, Etc.
(a) The Founder has provided Buyer a list of the names and titles of the key employees of the PRC Companies as of the date hereof (collectively, the “Key Employees”). None of the Key Employees has indicated to any Group Company or the Founder that he or she intends to resign or retire now or within one year after the date hereof. To the Collective Knowledge of Seller Parties, there have been no violations or breaches of any non-competition obligations by any of the Key Employees.
(b) Each Group Company is in material compliance with all currently Applicable Law respecting employment and employment practices, practices relating to contracting with its Sales Agents, terms and conditions of employment, the Sales Agent Contracts of such Group Company and wages and hours, and is not engaged in any unfair labor practice or agency practice. To the Collective Knowledge of Seller Parties, at least a majority of the Sales Agents of the Group Companies on an aggregate basis have obtained all qualifications as required by Applicable Law, including “” and all such qualifications are in full force and effect. There are no labor disputes or other disputes currently subject to any grievance procedure, arbitration or litigation with respect to any employee or Sales Agent of any Group Company. No Group Company has incurred any liability which remains outstanding for breach of any contract of employment or Sales Agent Contract of such Group Company or for services, for redundancy payments, protective awards or compensation, for wrongful or unfair dismissal, or for failure to comply with any order for the reinstatement or re-engagement of any employee or Sales Agent of such Group Company or any other liability accruing from the termination of any contract of employment or Sales Agent Contract for services.
(c) To the extent required by Applicable Law, each Group Company has entered into employment contracts with all of its Key Employees, and such employment contracts are in material compliance with Applicable Law. Each of the Key Employees of each Group Company that has access to any confidential or proprietary information has signed a confidentiality agreement with such Group Company, and, to the Collective Knowledge of Seller Parties, is not in violation of his or her obligations provided therein.
(d) There are no written employment or consultancy agreements or Sales Agent Contracts with respect to any employee or Sales Agent of any Group Company that cannot be terminated by such Group Company by giving notice of three months or less to the other parties to such agreements without giving rise to any claim for any damages or compensation beyond such notice period, except required otherwise under Applicable Law.
(e) There is currently no stock option or other stock-based incentive plans, nor have any such stock options or other stock-based incentives been granted to any employees.
(f) Each Group Company has complied in all material respects with Applicable Laws relating to social insurance and other benefits, including pension, medical insurance, work-related injury insurance, birth and nursery insurance and unemployment insurance (collectively, the “Social Insurance”) and housing provident fund (together with Social Insurance, the “Benefits”). All contributions or payments required to be made or paid by each Group Company or any employees of each Group Company to the relevant Governmental Authority with respect to any Benefit have been made or fully deducted, as applicable, and paid to on or before their due dates, except where any such failure would not result in a material liability to such Group Company. None of the current incentive programs (whether equity-based or not) linked to the performance of the Group Companies’ Sales Agents or employees conflicts in any material respects with Applicable Laws currently in effect in the PRC.
Section 5.23. Settlement. Except as set forth in the Transaction Documents, none of the Group Companies, the Founder and its/his Affiliates owes any liabilities, obligations or duties to any Seller Company or any of its Affiliates. After the performance of the Settlement Agreement, none of the Group Companies, the Founder and its/his Affiliates will owe any liabilities, obligations or duties to any Seller Company or any of its Affiliates, except as set forth in the Transaction Documents.
Section 5.24. Finders’ Fees. Except as set forth in Section 5.24 of the Seller Disclosure Schedule, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Founder or any Group Company who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document.
Section 5.25. Representations. Except for the representations and warranties contained in this Article 5 and the certificate delivered by the Onshore Companies, the WFOE and the Offshore Companies pursuant to Section 10.02(b), none of the Group Companies makes any other express or implied representation or warranty to Buyer.
ARTICLE 6
Representations and Warranties of Buyer
Buyer represents and warrants to Seller Companies and the Founder as of the date hereof and as of the Closing Date that:
Section 6.01. Corporate Existence and Power. Buyer is a company duly incorporated, validly existing and in good standing under the laws of the British Virgin Islands and has all corporate powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted.
Section 6.02. Corporate Authorization. The execution, delivery and performance by Buyer of this Agreement and each other Transaction Document to which it is a party and the consummation of the transactions contemplated hereby and thereby are within the corporate powers of Buyer and have been duly authorized by all necessary corporate action on the part of Buyer. This

Agreement constitutes a legal, valid and binding agreement of Buyer, enforceable against Buyer in accordance with the terms hereof, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and general principles of equity (whether considered in proceedings at law or in equity).
Section 6.03. Governmental Authorization. The execution, delivery and performance by Buyer of this Agreement and each other Transaction Document to which it is a party and the consummation of the transactions contemplated hereby and thereby require no action by or in respect of, or any material filing with, any Governmental Authority.
Section 6.04. Noncontravention. The execution, delivery and performance by Buyer of this Agreement and each other Transaction Document to which it is a party and the consummation of the transactions contemplated hereby and thereby do not and will not (i) violate the memorandum and articles of association of Buyer, (ii) violate any Applicable Law in any material respect or (iii) require any consent or other action by any Person under, constitute a default (with or without the giving of notice or the lapse of time or both) under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of Buyer under, any provision of any Contract binding upon Buyer or any of its assets or properties, except for any defaults, terminations, cancellations, accelerations of any rights or obligations, or loss of benefits that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Buyer’s ability to consummate the transactions contemplated by this Agreement.
Section 6.05. Purchase for Investment. (a) Buyer is purchasing the Subject Shares for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof nor with any present intention of distributing or selling the Subject Shares. Buyer (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Subject Shares and is capable of bearing the economic risks of such investment.
(b) Without prejudice to any right to indemnification or any other remedy to which the Buyer may be entitled to as a result of the inaccuracy of any the representations and warranties of the Seller Companies, the Founder and the Onshore Companies in Articles 3, 4 and 5, Buyer is a sophisticated investor and has made its own independent investigation, review and analysis regarding the Group Companies and their respective business and the transactions contemplated in the Transaction Documents, which investigation, review and analysis were conducted by Buyer together with expert advisors and consultants that it has engaged for such purpose.

Section 6.06. Litigation. There is no action, suit, investigation or proceeding pending against or, to the knowledge of the Buyer, threatened against or affecting Buyer before any arbitrator or any Governmental Authority which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by any Transaction Document.
Section 6.07. No Other Representations and Warranties. Except for the representations and warranties contained in this Article 6 and the certificate delivered by the Buyer pursuant to Section 10.03(b), Buyer makes no other express or implied representation or warranty to the Seller Companies or the Founder.
ARTICLE 7
Covenants of Seller Companies, the Founder and the Group Companies
Section 7.01. Conduct of the Group Companies. From the date hereof until the earlier of the Closing Date and the termination of this Agreement pursuant to Article 12, each of the Seller Companies, the Founder and the Onshore Companies shall cause each Group Company to, conduct its business in the ordinary course and use its commercially reasonable efforts to (i) preserve intact in all material respects its present business organization, (ii) maintain in effect all of its material licenses, permits, consents, franchises, approvals and authorizations, (iii) (subject to Section 7.07 hereof) keep available the services of its directors, officers and key employees, (iv) maintain satisfactory relationships with its customers, lenders, suppliers and other Persons having material business relationships with it, and (v) manage its working capital (including the timing of collection of accounts receivable and of the payment of accounts payable) in the ordinary course of business. Without limiting the generality of the foregoing, except as expressly contemplated by this Agreement or the other Transaction Documents or existing Contracts or otherwise required by Applicable Law, each of the Seller Companies, the Founder and the Onshore Companies shall cause each Group Company not to, without the prior written consent of Buyer (not to be unreasonably withheld):
(a) amend its articles of incorporation, bylaws or other similar organizational documents (whether by merger, consolidation or otherwise);
(b) split, combine or reclassify any of its or its Subsidiaries’ capital shares or declare, set aside or pay any dividend or other distribution (whether in cash, share or property or any combination thereof) in respect of its or its Subsidiaries share capital, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Group Company Securities;
(c) (i) issue, deliver or sell, or authorize the issuance, delivery or sale of, any Group Company Securities or (ii) amend any term of any Group Company Securities (in each case, whether by merger, consolidation or otherwise);

(d) incur any capital expenditures or any obligations or liabilities in respect thereof, other than in the ordinary course of business;
(e) acquire (by merger, consolidation, acquisition of share or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses with a total consideration in excess of RMB2,000,000, other than supplies in the ordinary course of business of such Group Company;
(f) other than in the ordinary course of business and consistent with past practice, sell, lease or otherwise transfer, or create or incur any Lien on, any Group Company’s assets, securities, properties, interests or businesses;
(g) make any loans, advances or capital contributions to, or investments in, any other Person exceeding RMB2,000,000, individually or in the aggregate;
(h) create, incur, assume, suffer to exist or otherwise be liable with respect to any Indebtedness, other than in the ordinary course of business and consistent with past practice;
(i) other than in the ordinary course of business, enter into or modify any agreement, arrangement or transaction by any Group Company with any director, supervisor (in the case of the PRC Companies), officer or shareholder of any Group Company or with any Affiliate of any of the foregoing;
(j) (i) enter into any agreement or arrangement that limits or otherwise restricts in any material respect any Group Company or any of its Subsidiaries or any successor thereto from, or that would, after the Closing Date, limit or restrict in any material respect any Group Company, Buyer or any of its Affiliates, from engaging or competing in any line of business, in any location or with any Person or (ii) enter into, amend or modify in any material respect or terminate any Material Contract or otherwise waive, release or assign any material rights or claims of any Group Company;
(k) other than in the ordinary course of business or pursuant to a binding agreement entered into prior to the date hereof (i) grant or increase in any material respect any severance or termination pay to (or amend in any material respect any existing arrangement with) any director, supervisor (in the case of the PRC Companies), officer or employee holding the title of manager or above of any Group Company, (ii) increase in any material respect benefits payable under any existing severance or termination pay policies or employment agreements, (iii) enter into any employment, deferred compensation or other similar agreement (or amend any such existing agreement) with any director, supervisor (in the case of the PRC Companies), officer or employee holding the title of manager or above of any Group Company, (iv) establish, adopt or amend (except as required by Applicable Law) any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any director, officer or employee of any Group Company or (v) increase in any material respect compensation, bonus or other benefits payable to any director, supervisor (in the case of the PRC Companies), officer or employee holding the title of manager or above of any Group Company;
(l) change any Group Company’s methods of accounting, except as required by any changes in GAAP or as advised by its independent public accountants;
(m) settle, or offer or propose to settle, (i) any material litigation, investigation, arbitration, proceeding or other claim involving or against any Group Company, (ii) any shareholder litigation or dispute against any Group Company or any of its officers or directors or (iii) any litigation, arbitration, proceeding or dispute that relates to the transactions contemplated hereby;
(n) make or change any Tax election, change any annual tax accounting period, adopt or change any method of tax accounting, amend any Tax Returns or file claims for Tax refunds, enter any closing agreement, settle any Tax claim, audit or assessment, or surrender any right to claim a Tax refund, offset or other reduction in Tax liability; or
(o) agree, resolve or commit to do any of the foregoing.
Section 7.02. Access to Information; Confidentiality. (a) Subject to Section 8.01, from the date hereof until the earlier of the Closing Date and the termination of this Agreement pursuant to Article 12, the Seller Companies, the Founder and the Onshore Companies will (i) give, and will cause each other Group Company to give, Buyer, its counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties, books and records of each Group Company, (ii) furnish, and will cause each Group Company to furnish, to Buyer, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information relating to any Group Company as such Persons may reasonably request and (iii) instruct the employees, counsel and financial advisors of each Group Company to reasonably cooperate with Buyer in its investigation of the Group; provided that, in each case, any such access or furnishing of information shall be conducted at Buyer’s expense, during normal business hours, under the supervision of personnel of Seller Companies or the Group Companies and in such a manner as not to interfere with the normal operations of the business of the Group Companies. Notwithstanding anything to the contrary in this Agreement, Seller Companies, Founder and the Group Companies shall not be required to disclose any information to Buyer if such disclosure would, in Seller’s good faith judgment, (i) jeopardize any attorney-client or other legal privilege or (ii) contravene any Applicable Laws, fiduciary duty or binding agreement entered into prior to the date hereof. No investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Seller Companies, the Founder and the Group Companies hereunder.
(b) After the Closing, the Seller Companies and their Affiliates will hold, and will use commercially reasonable efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless any such party reasonably believes, after consulting with its counsel, that disclosure is required pursuant to any listing agreement with any securities exchange or any securities exchange regulation or by judicial or administrative process or by other requirements of law, all confidential documents and information concerning Buyer, any Group Company and the transactions contemplated by this Agreement and the other Transaction Documents, except to the extent that such information is required to file a Tax Return or was (i) previously known on a non-confidential basis by the Seller Companies, (ii) in the public domain through no fault of the Seller Companies or their Affiliates or (iii) later lawfully acquired by the Seller Companies from sources other than those related to their prior ownership of the Group Companies. The obligation of the Seller Companies and their Affiliates to use commercially reasonable efforts to hold any such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information.
(c) In order to facilitate the resolution of any claims made against or incurred by Buyer relating to the Group Companies, from and after the Closing Date until the second anniversary thereof, the Seller Companies will provide Buyer and its authorized representatives with reasonable access, during normal business hours, to the books and records of the Seller Companies (but only to the extent relating to the Group Companies with respect to periods prior to the Closing Date), in connection with any matter relating to or arising out of this Agreement or the other Transaction Documents or the transactions contemplated hereby or thereby (including for audit purposes); provided that any such access by Buyer shall not unreasonably interfere with the conduct of the business of the Seller Companies. Unless otherwise consented to in writing by Buyer, the Seller Companies shall not, for a period of two years following the Closing Date, destroy, alter or otherwise dispose of any books and records relating to the Group Companies, or any portions thereof, relating to periods prior to the Closing Date, without first giving reasonable prior notice to Buyer and offering to surrender to Buyer such books and records or such portions thereof.
(d) In order to facilitate the resolution of any claims made against or incurred by Seller relating to the Group Companies, from and after the Closing Date until the second anniversary thereof, the Offshore Companies, WFOE and the Onshore Companies shall cause the Group Companies to provide Seller and its authorized representatives with reasonable access, during normal business hours, to the books and records of the Group Companies with respect to periods prior to the Closing Date in connection with any matter relating to or arising out of this Agreement or the other Transaction Documents or the transactions contemplated hereby or thereby (including for audit purposes). Unless otherwise consented to in writing by Seller, the Onshore Companies agree that they shall not permit any of the Group Companies to, for a period of two years following the Closing Date, destroy, alter or otherwise dispose of any books and records of the Group Companies, or any portions thereof, relating to periods prior to the Closing Date without first giving reasonable prior notice to Seller and offering to surrender to Seller such books and records or such portions thereof.
Section 7.03. Other Transaction Documents. (a) Mr. Lin, Meidiya, CNI, Seller and the PRC Companies (as applicable) shall settle all outstanding obligations and liabilities of any Group Company or the Founder to any Seller Company or any of its Affiliates promptly after the date hereof.
(b) The Founder shall, and shall cause each of its Affiliates and the Group Companies to, and the Seller Companies shall, and shall cause each of their Subsidiaries (which include the Group Company prior to the Closing and do not include any of the Group Companies after the Closing) to, consummate the transactions contemplated by each Transaction Document to which the Founder, the Seller Companies, such Affiliate or Group Company is party as required by and pursuant to the terms hereof and thereof.
(c) Mr. Lin shall, and the Founder and the Group Companies shall cause each Key Employee to, enter into a Non-compete Agreement with the PRC Companies prior to the Closing Date.
(d) The Founder and the Company shall take all actions, including passing all relevant board and shareholders resolutions, to authorize the adoption of the Amended and Restated Memorandum and Articles effective as of the Closing Date.
Section 7.04. Intercompany Accounts. At least two Business Days prior to the Closing, Seller Companies and the Founder shall prepare and deliver to Buyer a statement setting out in reasonable detail the calculation of all Intercompany Account Balances based upon the latest available financial information as of such date and, to the extent requested by Buyer, provide Buyer with supporting documentation to verify the underlying intercompany charges and transactions. All Intercompany Account Balances shall be paid in full in cash prior to the Closing.
Section 7.05. Tax. All Covered Tax, if any, shall be borne, jointly and severally, by the Seller Companies. Each Seller Company agrees to timely pay and discharge all Covered Tax, if any, and to file all necessary documentations with respect to such Covered Tax if required by Applicable Law.
Section 7.06. Notices of Certain Events. Prior to the Closing or termination of this Agreement pursuant to Article 12, each of the Offshore Companies, WFOE, Onshore Companies, the Founder and the Seller Companies

shall, and shall cause each of the Group Companies to, promptly notify Buyer (but only to the extent such party has notice thereof) of:
(a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or any other Transaction Document;
(b) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement or any other Transaction Document;
(c) any actions, suits, claims, investigations or proceedings commenced or threatened against, relating to or involving or otherwise affecting any Group Company, the Founder or any Seller Company that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.05, 4.05 or 5.13;
(d) any breach by it of any representation, warranty, covenant or agreement contained in this Agreement at any time on or prior to the Closing if as a result of such breach the conditions set forth in Section 10.02(a) and/or 10.02(b) as the case may be, would not be fully satisfied; and
(e) any failure of any Group Company the Founder or any Seller Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder;
provided, however, that the delivery of any notice pursuant to this Section 7.07 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice unless Buyer elects to waive any closing condition related thereto.
Section 7.07. Resignations and Appointment of Directors. The Seller Companies will deliver to Buyer the resignations of all officers and directors of the Group Companies nominated by the Seller Companies from their positions with the Group Companies at or prior to the Closing Date, which resignations shall be effective as of the Closing. Effective as of the Closing, each person designated in writing by Buyer to the Company to serve as a director of any Group Company pursuant to the Shareholders’ Agreement shall be duly elected as director of such Group Company pursuant to the Shareholders’ Agreement.
Section 7.08. PFIC. The Company shall, and the Founder and the Seller Companies shall cause the Company to, use its commercially reasonable efforts not to take any action through the Closing Date that would result in the Company becoming a PFIC at any time after the date hereof.

ARTICLE 8
Covenants of Buyer
Section 8.01. Confidentiality. (a) Prior to the Closing Date and after any termination of this Agreement, Buyer and its Affiliates will hold, and cause their respective officers, directors, employees, accountants, counsel, consultants, advisors, agents and sources of debt financing (collectively, “Representatives”) to hold, in confidence, unless any such party reasonably believes disclosure is required pursuant to any listing agreement with any securities exchange or any securities exchange regulation or judicial or administrative process or by other requirements of law (subject to the provisions of Section 8.01(b) below), all proprietary, confidential documents and other non-public information concerning Seller, its Subsidiaries and controlled Affiliates (including the PRC Companies) furnished to Buyer or its Affiliates (the “Seller Confidential Information”), except to the extent that such information is required to file a Tax Return or was (i) previously known on a nonconfidential basis by Buyer or to have become available from a source other than a party to this Agreement (excluding Buyer), its Affiliates or its or their Representatives, provided that the source of such information was not known by Buyer to be subject to a confidentiality restriction, (ii) in the public domain other than through a breach of this Section 8.01 by Buyer, an Affiliate of Buyer, or any of their respective Representatives or (iii) later lawfully acquired by Buyer without reference to, or any reliance upon, the Seller Confidential Information; provided that Buyer may disclose such information to its Representatives in connection with the transactions contemplated by this Agreement so long as such Persons are informed by Buyer of the confidential nature of such information and are directed by Buyer to treat such information confidentially; provided further Buyer shall be responsible for any breach of this Section 8.01 by its Affiliates or any of its or their respective Representatives
(b) In connection with the disclosure of any confidential information described in this Section 8.01(a), in the event that Buyer reasonably believes after consultation with counsel that it or any of its Affiliates or any of their respective Representatives is required by Applicable Law or by obligations pursuant to any listing agreement with any securities exchange or any regulation of any security exchange or interdealer quotation system to disclose any confidential information described in this Section 8.01, Buyer will (i) provide Seller with prompt notice before such disclosure in order that Seller may attempt to obtain a protective order or other assurance that confidential treatment will be accorded such confidential information and (ii) cooperate with Seller (at the sole expense of Seller) in attempting to obtain such order or assurance that confidential treatment will be accorded to that portion of such confidential information that is being disclosed. If a protective order or other remedy is not obtained or available, or if Seller waives its right to seek such an order or other remedy, Buyer (or its Representative to whom such request is directed) may furnish that portion of the confidential information which, based on the opinion of Buyer’s counsel, Buyer

(or its Representative) is legally required to disclose so as to comply with the Applicable Law and the disclosing party shall take commercially reasonable steps to preserve the confidentiality of such confidential information (including by obtaining an appropriate protective order or other reliable assurance that confidential treatment will be accorded to that portion of the confidential information that is being disclosed).
Section 8.02. Tax Matters. (a) Each Onshore Company, Offshore Company and WFOE shall (and shall cause the other Group Companies to) prepare its Tax Returns for any Tax period or a portion thereof ending on or before the Closing Date that are required to be filed after the Closing Date in accordance with Applicable Law.
(b) If a Group Company amends any Tax Return that was filed prior to the Closing Date (a “Pre-Closing Tax Return”) and determines that such amendment could reasonably be expected to result in a Tax liability for which any Seller Company would be responsible under this Agreement, the Onshore Company, Offshore Company or WFOE shall (or shall cause such Group Company to) notify the Seller of such amendment prior to filing thereof. Prior to filing such amendment, the relevant Onshore Company, Offshore Company or WFOE shall (or shall cause the relevant Group Company to) consider in good faith any reasonable and timely request from the Seller with respect to such amendments, without any obligation to accept the Seller’s request.
(c) For the avoidance of doubt, neither the Seller Companies nor the Onshore Companies, the WFOE and the Offshore Companies shall be considered to have breached their representations and warranties under Section 5.16 if a Group Company’s Tax liability shown on a Pre-Closing Tax Return is increased solely as a result of an amendment to a Pre-Closing Tax Return filed by the Group Company after the Closing Date, which amendment changes a position or election taken on the Pre-Closing Tax Return that was filed in compliance with Applicable Law as of the Closing Date. For the avoidance of doubt (i) references to Tax in this Section 8.02(c) shall not include any Covered Tax and (ii) this Section 8.02(c) shall not apply to any amendment of a Pre-Closing Tax Return made due to a breach by a Seller Company or the Onshore Companies, the WFOE and the Offshore Companies of a representation or warranty set forth in Section 5.16.
ARTICLE 9
Covenants of parties
Each party hereto agrees that:
Section 9.01. Reasonable Efforts; Further Assurances. Subject to the terms and conditions of this Agreement, it will use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary under Applicable Law to consummate the transactions contemplated by this Agreement and the other Transaction Documents. Each of the Group Companies, the Founder, the Seller Companies and Buyer agrees to deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary in order to consummate or implement expeditiously the transactions contemplated by this Agreement and the other Transaction Documents.
Section 9.02. Certain Filings. It shall cooperate with the other parties hereto (i) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, Consents or waivers are required to be obtained from parties to any material Contracts, in connection with the consummation of the transactions contemplated by this Agreement and the other Transaction Documents and (ii) in using commercially reasonable efforts to take such actions or make any such filings, furnish information required in connection therewith and seek timely to obtain any such actions or Consents.
Section 9.03. Public Announcements. The parties agree to consult with each other in good faith (including giving the other parties reasonable opportunity to review and comment on such press release, written announcement or written statement) before issuing any press release or making any public announcement or statement with respect to this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby and will not issue any such press release or make any such public announcement or statement prior to such consultation. Notwithstanding the foregoing, in the event that Seller or any Affiliate of Seller is required by Applicable Law or by obligations pursuant to any listing agreement with any securities exchange or any securities exchange regulation to issue a press release or otherwise make a public announcement related to the foregoing, Seller shall notify Buyer in advance, provide Buyer with the opportunity to review such press release or announcement and make all reasonable efforts to consult in good faith with Buyer before issuing any such press release or making such public announcement.
Section 9.04. Non-solicitation. From and after the Closing and for a period of one year thereafter, none of the Onshore Companies, the WFOE, the Offshore Companies shall (and shall cause their respective Subsidiaries, other Group Companies and their respective Subsidiaries not to), directly or indirectly, solicit for employment or induce or attempt to induce to leave the employ of CNI or any of its Subsidiaries any officer, employee or Sales Agent of CNI or any of its Subsidiaries; provided the foregoing shall not prevent the Group Companies or their respective Subsidiaries from offering employment to persons who respond to a general solicitation or advertisement that is not specifically directed to any officer, employee or Sales Agent of CNI or any of its Subsidiaries. From and after the Closing and for a period of one year thereafter, CNI shall not (and shall cause its Subsidiaries not to), directly or indirectly, solicit for employment or induce or attempt to induce to leave the employ of the Group Companies or any of their respective Subsidiaries any officer, employee or Sales Agent of the Group

Companies or any of their respective Subsidiaries; provided the foregoing shall not prevent CNI or any of its Subsidiaries from offering employment to persons who respond to a general solicitation or advertisement that is not specifically directed to any officer, employee or Sales Agent of the Group Companies or any of their respective Subsidiaries.
Section 9.05. Transfer Taxes. All transfer, stamp, documentary, sales, use, registration, value-added and other similar Taxes (including all applicable real estate transfer Taxes) (the “Transfer Taxes”) incurred in connection with this Agreement and the transactions contemplated hereby will be borne, as required by Applicable Law in effect as of the date hereof, by the applicable party hereto. Such party agrees to timely pay and discharge all Transfer Tax, if any, and to file all necessary documentation with respect to such Transfer Tax if required by Applicable Law in effect as of the date hereof. For the avoidance of doubt, Transfer Taxes shall not include any Covered Tax.
Section 9.06. Onshore SPA. Meidiya, Datong Investment and Mr. Lin shall, and CNI, Seller and Mr. Lin shall cause Meidiya and Datong Investment to, as promptly as reasonably practicable but in no event later than 45 days from the Closing, effect the registration of the share transfer contemplated in the Onshore SPA with SAIC. Datong Investment shall, and Buyer Designee and Mr. Lin shall cause Datong Investment to, present to the Buyer, as promptly as reasonably practicable but in no event later than 45 days from the Closing, (i) copies of the amended memorandum and articles of association of Datong Investment filed with the SAIC which shall evidence the Buyer Designee as the record and beneficial owner of 55% of the equity interests in Datong Investment and (ii) the notice from SAIC (“”) stating that the registration of the transactions contemplated by the Onshore SPA and the filing of the amended memorandum and articles of association of Datong Investment have been completed. If the foregoing has not been completed within such 45-day period, Buyer shall have the option to unwind the transactions contemplated hereunder and under the other Transaction Documents. If and when Buyer exercises such option by delivering a written notice to CNI and the Founder, each of Buyer, the Seller Companies, the Group Companies and the Founder shall take all actions (which shall include Buyer transferring the Subject Shares back to Seller, Buyer causing the Buyer Designee to transfer back to Meidiya the shares transferred pursuant to the Onshore SPA and Seller making and CNI causing Seller to make a refund of the Purchase Price and other amounts paid to the Seller Companies by Buyer and Buyer Designee under the Transaction Documents) to put Buyer, the Group Companies and the Seller Companies in the same position that they were in prior to the date hereof. Notwithstanding the foregoing, for so long as Buyer has not exercised its option to unwind the transactions as provided in the preceding sentence, Seller Companies and Datong Investment shall continue to use their reasonable best efforts, respectively, to take such actions to give effect to the first two sentences of this Section 9.06 as soon as practicable.

ARTICLE 10
Conditions to Closing
Section 10.01. Conditions to Obligations of Buyer and Seller. The obligations of Buyer and Seller to consummate the Closing are subject to the satisfaction of the following condition:
(a) No provision of any Applicable Law shall prohibit the consummation of the Closing.
(b) There shall not be publicly threatened, instituted or pending any action or proceeding, by any Person (other than Buyer and its Affiliates) before any Governmental Authority or any arbitration body, or by any Governmental Authority or any arbitration body, against any of the Group Companies, the Founder, Seller Companies and Buyer seeking to enjoin, materially delay or challenge the validity of this Agreement or the Onshore SPA or the transactions contemplated hereby or thereby (other than trivial lawsuits).
Section 10.02. Conditions to Obligation of Buyer. The obligation of Buyer to consummate the Closing is subject to the satisfaction of the following further conditions:
(a) Representations. The representations and warranties of each of the Onshore Companies, the Founder and the Seller Companies contained in this Agreement and in any certificate delivered by it in connection with the Closing (i) that are qualified by materiality or Material Adverse Effect shall be true and correct at and as of the Closing Date as if made at and as of such date, and (ii) that are not qualified by materiality or Material Adverse Effect shall be true and correct in all material respects, in each case at and as of the Closing Date as if made at and as of such date (except those representations and warranties which address matters only as of an earlier date which shall be true and correct as of such earlier date).
(b) Performance. Each of the Offshore Companies, Onshore Companies, WFOE, the Founder and the Seller Companies shall have performed in all material respects and complied with all covenants and agreements required to be performed by it on or prior to the Closing Date under this Agreement or any other Transaction Documents to which it is a party. Buyer shall have received a certificate, dated as of the Closing Date, signed by the authorized representatives of each of the Offshore Companies, Onshore Companies, WFOE, the Founder and the Seller Companies to the effect set forth in Section 10.02(a) and Section 10.02(b).
(c) No Material Adverse Change. Since the date of this Agreement, there shall have been no event or circumstance on or prior to the Closing that is continuing and that has had or would be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect.

(d) Other Transaction Documents. All parties (other than Buyer and Buyer Designee) to each of the Transaction Documents other than this Agreement shall have duly, validly and irrevocably executed and delivered such Transaction Document.
(e) Each Transaction Document shall remain in full force and effect on the Closing Date.
(f) Opinion of Cayman Islands Counsel. Buyer shall have received from Walkers, Cayman Islands counsel, a legal opinion in substantially the form attached hereto as Exhibit C-1, dated the date hereof.
(g) Opinion of British Virgin Islands Counsel. Buyer shall have received from Walkers, British Virgin Islands counsel, a legal opinion in substantially the form attached hereto as Exhibit C-2, dated the date hereof.
(h) Opinion of PRC Counsel. Buyer shall have received from Commerce and Finance Law Offices, PRC counsel, a legal opinion in substantially the form attached hereto as Exhibit C-3, dated the date hereof.
(i) Intercompany Accounts. All Intercompany Account Balances shall have been paid in full in cash or otherwise settled in accordance with the Settlement Agreement.
Section 10.03. Conditions to Obligation of Seller. The obligation of CNI and the Seller to consummate the Closing is subject to the satisfaction of the following further conditions:
(a) Representations and Warranties. (i) Each of the representations and warranties of Buyer contained in Section 6.02 (Corporate Authorization) of this Agreement shall be true and correct other than in de minimis respects at and as of the Closing Date as if made at and as of such date and (ii) each of the other representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects (except that any representation or warranty that is qualified by materiality shall be true and correct in all respects) at and as of the Closing Date as if made at and as of such date.
(b) Performance. Buyer shall have performed in all material respects all of its covenants and agreements required to be performed by it on or prior to the Closing Date under this Agreement or any other Transaction Document to which it is a party. Seller shall have received a certificate dated as of the Closing Date, signed by the authorized representative of Buyer to the effect set forth in Section 10.03(a) and Section 10.03(b)

ARTICLE 11
Survival; Indemnification
Section 11.01. Survival. The representations and warranties of the parties hereto contained in this Agreement or in any certificate delivered pursuant to Section 10.02(b) or Section 10.03(b) shall survive until June 30, 2012 and shall thereafter be of no further force and effect; provided, however, that the representations and warranties contained in Section 3.01 (Corporate Status), Section 3.02(a) (Authority), Section 3.03 (No Breach), Section 3.04 (Ownership), Section 4.01(c) (Status; Authority), Section 4.02 (No Breach), Section 5.01(a) — (d) (Corporate Status), Section 5.02 (Power and Authority; Corporate Authorization), Section 5.03 (Enforceability), Section 5.04 (Governmental Authorization), Section 5.05 (Non-Contravention), Section 5.16 (Tax), Section 6.01 (Corporate Existence and Power), Section 6.02 (Corporate Authorization), Section 6.03 (Governmental Authorization) and Section 6.04 (Non Contravention) (the “Basic Representations”) shall survive the Closing until the applicable statute of limitations. Each covenant and agreement of the parties hereto contained in this Agreement shall survive the Closing until the date on which such covenant or agreement has been fully performed; provided that the parties’ obligations under this Article 11 shall survive the Closing indefinitely or until the latest date permitted by Applicable Law. Notwithstanding the preceding sentences, any breach of representation, warranty, covenant or agreement in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentences, if written notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.
Section 11.02. Indemnification. (a) Effective at and after the Closing, each of the Seller Companies shall, severally and jointly, indemnify Buyer, its Affiliates and their respective successors and permitted assignees (each, a “Buyer Indemnitee”) against and shall hold each of them harmless from any and all damage, loss, liability and expense (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any action, suit or proceeding whether involving a third party claim or a claim solely between the parties hereto) (“Damages”) incurred or suffered by each Buyer Indemnitee arising out of (i) any breach of any representation or warranty made by the Seller Companies in Article 3 of this Agreement (determined, for purposes of calculating any Damages only, and not for purposes of determining breach, without regard to any qualification or exception contained therein relating to materiality or Material Adverse Effect or any similar qualification or standard) or (ii) any breach of any covenant or agreement made or to be performed by the Seller Companies pursuant to this Agreement.
(b) Effective at and after the Closing, the Founder shall, jointly and severally, indemnify each Buyer Indemnitee against and shall hold each of them harmless from any and all Damages incurred or suffered by such Buyer

Indemnitee arising out of (i) any breach of any representation or warranty made by the Founder in Article 4 of this Agreement (determined, for purposes of calculating any Damages only, and not for purposes of determining breach, without regard to any qualification or exception contained therein relating to materiality or Material Adverse Effect or any similar qualification or standard) or (ii) any breach of any covenant or agreement made or to be performed by the Founder pursuant to this Agreement.
(c) Effective at and after the Closing, the Seller Companies and the Group Companies shall, severally (pro rata in proportion to their respective Indemnity Liability Percentage) and not jointly, indemnify each Buyer Indemnitee against, and shall hold each of them harmless from, any and all Damages incurred or suffered by a Buyer Indemnitee arising out of any breach of any representation or warranty made in Article 5 of this Agreement (determined, for purposes of calculating any Damages only, and not for purposes of determining breach, without regard to any qualification or exception contained therein relating to materiality or Material Adverse Effect or any similar qualification or standard), in each case, subject to Section 8.02(c). For the avoidance of doubt, the obligations of the Seller Companies under the immediately preceding sentence shall be joint and several among the Seller Companies, and the obligations of the Group Companies under the immediately preceding sentence shall be joint and several among the Group Companies.
(d) Effective at and after the Closing, each of the Offshore Companies, WFOE, and Onshore Companies shall (and the Onshore Companies shall cause the other Group Companies to), jointly and severally, indemnify each Buyer Indemnitee against and shall hold each of them harmless from any and all Damages incurred or suffered by a Buyer Indemnitee arising out of any breach of any covenant or agreement made or to be performed by any Group Company pursuant to this Agreement.
(e) Effective at and after the Closing, Buyer shall indemnify the Seller Companies, the Founder, their respective Affiliates and their respective successors and permitted assignees (each, a “Seller Indemnitee”) against and shall hold each of them harmless from any and all Damages actually incurred or suffered by the Seller Companies, the Founder, any of its Affiliates or any of their respective successors and permitted assignees arising out of (i) any breach of any representation or warranty made by Buyer in Article 6 of this Agreement (determined, for purposes of calculating any Damages only, and not for purposes of determining breach, without regard to any qualification or exception contained therein relating to materiality or Material Adverse Effect or any similar qualification or standard) or (ii) any breach of any covenant or agreement made or to be performed by Buyer pursuant to this Agreement.
Section 11.03. Tax Indemnity. Effective at and after the Closing, each of the Seller Companies hereby, jointly and severally, indemnifies each Buyer Indemnitee and each Group Company against, and agrees to hold each Buyer

Indemnitee and each Group Company harmless from, any Covered Tax, and to the extent applicable, any Transfer Taxes required to be borne by Seller Companies in accordance with Section 9.05 and, in each case, any Damages relating thereto (together, a “Covered Tax Loss”). For the avoidance of doubt, the Covered Tax Loss shall include any additional amount of tax payable by or losses suffered by Buyer Indemnitee or any Group Company arising from the non-payment of, or the non-reporting by, any Seller Company of Taxes in connection with its obligations under Section 7.05 and Section 9.05 (to the extent applicable) in accordance with the terms thereof.
Section 11.04. Limitations on Indemnification.
(a) Notwithstanding any other provision in this Agreement to the contrary, the Buyer Indemnitees and the Seller Indemnitees shall not be entitled to indemnification for breaches of representations and warranties pursuant to Section 11.02(a)(i), Section 11.02(b)(i) or Section 11.02(c) (“Warranty Breaches”), unless and until the aggregate amount of Damages to the Buyer Indemnitees or the Seller Indemnitees, respectively, with respect to Warranty Breaches exceeds 1.0% of the Purchase Price (the “Deductible”), and then only to the extent such Damages exceed the Deductible; provided that the Deductible shall not apply to any claim based on fraud or willful misconduct of the Seller Companies, the Founder or the Group Companies.
(b) The Seller Companies’ aggregate maximum liability under Section 11.02(a)(i) and Section 11.02(c) shall not exceed RMB167,200,000 (the “Seller Companies Cap”); provided that the Seller Companies Cap shall not apply to any claim based on fraud or willful misconduct of any Seller Company. Subject to Section 11.04(h), the sum of the Founder’s maximum liability under Section 11.02(b)(i) and the Group Companies’ maximum liability under Section 11.02(c) shall not exceed RMB136,800,000 (the “Group Companies Cap”); provided that the Group Companies Cap shall not apply to any claim based on fraud or willful misconduct of the Founder or any Group Company.
(c) Notwithstanding any other provision in this Agreement to the contrary, Seller, the Founder and the Group Companies party to this Agreement shall not be liable to, or indemnify the Buyer Indemnitees for any Damages (i) that are punitive (except to the extent constituting third party punitive claims), special, consequential, incidental or exemplary or similar to the foregoing or (ii) that are in the nature of lost profits.
(d) From and after the Closing, (x) the rights of Buyer, Seller, and the other Indemnified Parties under this Article 11 shall be the sole and exclusive remedy of such Indemnified Parties with respect to any and all Damages suffered by an Indemnified Party arising out of or resulting from this Agreement, other than claims based on fraud or willful misconduct of the relevant party to this Agreement and (y) each party entitled to or seeking indemnification hereunder shall take all reasonable steps to mitigate all Damages after becoming aware of any event which could reasonably be expected to give rise to any Damages.
(e) The amount of Damages subject to indemnification under Section 11.02 or Section 11.03 shall be calculated net of (i) any Tax Benefit actually recognized by the Indemnified Party on account of such Damages on or prior to the indemnification payment date (as determined in good faith by the Indemnified Party), (ii) any reserves set forth in the Management Accounts relating to such Damages and (iii) any insurance proceeds (net of any costs associated therewith and any increases in insurance premium caused thereby) actually received by the Indemnified Party on account of such Damages on or prior to the indemnification payment date. An Indemnified Party shall use its commercially reasonable efforts to pursue full recovery under all insurance policies with respect to any Damages to the same extent as it would if such Damages were not subject to indemnification hereunder. If an Indemnified Party receives insurance proceeds in connection with Damages for which it has received indemnification, such party shall refund to the Indemnifying Party the amount of such insurance proceeds when received (net of any increases in insurance premium caused thereby), up to the amount of indemnification received. If the Indemnified Party determines in good faith that it has received a Tax Benefit on account of such Damages after an indemnification payment is made to it, the Indemnified Party shall promptly pay to the Person or Persons that made such indemnification payment the amount of such Tax Benefit at such time or times as and to the extent that such Tax Benefit is recognized by the Indemnified Party, up to the amount of indemnification received. Except to the extent such refund has been previously taken into account pursuant to the foregoing, in the event that a Buyer Indemnitee receives a partial or total refund of any Taxes for which it has been indemnified under this Article 11, Buyer shall transfer that amount to Seller within 30 days of receipt. For purposes hereof, “Tax Benefit” shall mean any refund of Taxes paid or reduction in the amount of Taxes which otherwise would be owed by the Indemnified Party.
(f) Notwithstanding anything to the contrary in this Agreement, if a Buyer Indemnitee has been fully compensated by a party hereto pursuant to Section 11.02 or Section 11.03, such Buyer Indemnitee shall not be entitled to get indemnity for the same Damages from another party hereto under Section 11.02 or Section 11.03, as applicable.
(g) All payments made pursuant to this Article 11 shall be treated as an adjustment to the Purchase Price for Tax purposes unless otherwise required by Applicable Law.
(h) Subject to Section 11.04(b), any indemnity payment made by a Group Company to a Buyer Indemnitee shall be grossed up to take into account the amount of such payment that would be indirectly be borne by such Buyer Indemnitee by reason of its direct or indirect ownership interest in such Group Company; provided that, with respect to each such payment, the gross up shall occur only once.

Section 11.05. Third Party Claim Procedures. (a) The party seeking indemnification under Section 11.02 or Section 11.03 (the “Indemnified Party”) agrees to give prompt notice in writing to the party against whom indemnity is to be sought (the “Indemnifying Party”) of the assertion of any claim or the commencement of any suit, action or proceeding by any third party against the Indemnified Party (a “Third Party Claim”) in respect of which indemnity may be sought under such Section. Such notice shall set forth in reasonable detail such Third Party Claim and the basis for indemnification (taking into account the information then available to the Indemnified Party) and attach a copy of any summons, complaint or other pleading served upon the Indemnified Party. The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have materially prejudiced the Indemnifying Party.
(b) The Indemnifying Party shall be entitled to participate in the defense of any Third Party Claim and, subject to the limitations set forth in this Section, shall be entitled at its discretion to elect to assume and control the defense of such Third Party Claim, in each case, at its own expense, which defense shall be prosecuted diligently by the Indemnifying Party to a final conclusion or settled in accordance with Section 11.05(d); provided that prior to assuming control of such defense, the Indemnifying Party must furnish the Indemnified Party with reasonable evidence that the Indemnifying Party has adequate resources to defend the Third Party Claim and fulfill its indemnity obligations hereunder.
(c) The Indemnifying Party shall not be entitled to assume or maintain control of the defense of any Third Party Claim if (i) the Indemnifying Party does not assume such control in accordance with Section 11.05(b) within 45 days of receipt of notice of the Third Party Claim pursuant to Section 11.05(a), (ii) the Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation, (iii) the Third Party Claim seeks an injunction or equitable relief against the Indemnified Party or any of its Affiliates, (iv) the Indemnifying Party has failed or is failing to prosecute or defend diligently the Third Party Claim or (v) the Third Party Claim is one in which the Indemnifying Party is also a party and joint representation would be inappropriate (based on written advice of outside counsel) or there may be legal defenses available to the Indemnified Party which are different from or additional to those available to the Indemnifying Party. With respect to any Third Party Claim that is the subject of this Section 11.05(c), (x) the Indemnified Party shall diligently prosecute the defense of such Third Party Claim to a final conclusion or settlement and (y) the Indemnifying Party shall have the right to retain its own counsel at the Indemnifying Party’s sole expense and participate therein; provided, however, that the Indemnified Party shall obtain the prior written consent of the Indemnifying Party before entering into any settlement of such Third Party Claim, if indemnification is to be sought hereunder, which consent shall not be unreasonably withheld or delayed.

(d) If the Indemnifying Party shall assume the control of the defense of any Third Party Claim in accordance with the provisions of this Section 11.05, the Indemnifying Party shall obtain the prior written consent of the Indemnified Party before entering into any settlement of such Third Party Claim, which consent shall not be unreasonably withheld or delayed.
(e) In circumstances where the Indemnifying Party is controlling the defense of a Third Party Claim in accordance with paragraphs (b) and (c) above, the Indemnified Party shall be entitled to participate in (but not control) the defense of such Third Party Claim and to employ separate counsel of its choice for such purpose, in which case the fees and expenses of such separate counsel shall be borne by the Indemnified Party; provided that in such event the Indemnifying Party shall pay the fees and expenses of such separate counsel reasonably incurred by the Indemnified Party if representation of both the Indemnifying Party and the Indemnified Party by the same counsel would create a conflict of interest, unless otherwise agreed to by the Indemnified Party.
(f) The Indemnified Party (or, if the Indemnified Party is conducting the defense against any Third Party Claim, the Indemnifying Party) shall cooperate, and cause their respective Affiliates to cooperate, in the defense or prosecution of any Third Party Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested by the Indemnifying Party (or, if the Indemnified Party is conducting the defense against any Third Party Claim, the Indemnified Party) in connection therewith.
Section 11.06. Direct Claim Procedures. In the event an Indemnified Party has a claim for indemnity under Section 11.02 or Section 11.03 against an Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party agrees to give prompt notice in writing of such claim to the Indemnifying Party. Such notice shall set forth in reasonable detail such claim and the basis for indemnification (taking into account the information then available to the Indemnified Party). The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have materially prejudiced the Indemnifying Party. If the Indemnifying Party disputes its indemnity obligation for any Damages with respect to such claim, the parties shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved pursuant to Section 13.06. If the Indemnifying Party does not notify the Indemnified Party within 60 days following the receipt of a notice with respect to any such claim that the Indemnifying Party disputes its indemnity obligation to the Indemnified Party for any Damages with respect to such claim, such dispute shall be resolved pursuant to Section 13.06.

ARTICLE 12
Termination
Section 12.01. Grounds for Termination. This Agreement may be terminated at any time prior to the Closing:
(a) by mutual written agreement of CNI and Buyer;
(b) by Seller, if the Closing is not consummated within two (2) Business Days after the date hereof; or
(c) by either CNI or Buyer if there shall be any Applicable Law that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or if consummation of the transactions contemplated hereby would violate any nonappealable final order, decree or judgment of any Governmental Authority having competent jurisdiction.
The party desiring to terminate this Agreement pursuant to Section 12.01(b) or (c) shall give notice of such termination to the other party.
Section 12.02. Effect of Termination. If this Agreement is terminated as permitted by Section 12.01, such termination shall be without liability of any party (or any shareholder, director, officer, employee, agent, consultant or representative of such party) to any other party to this Agreement; provided that if such termination shall result from the willful (i) failure of a party to fulfill a condition to the performance of the obligations of another party, (ii) failure to perform a covenant of this Agreement or (iii) breach by a party hereto of any representation or warranty or agreement contained herein, such party shall be fully liable for any and all Damages incurred or suffered by the other parties as a result of such failure or breach. The provisions of this Section 12.02 and Sections 8.01, 13.01, 13.03, 13.05 and 13.06 shall survive any termination hereof pursuant to Section 12.01.
Section 12.03. Reversal of Transfer of Onshore Interest. If this Agreement is terminated as permitted by Section 12.01 and the transactions contemplated by the Onshore SPA have been completed by such termination, Buyer shall cause the Buyer Designee to transfer back to Meidiya such shares and interests promptly after such termination.
ARTICLE 13
Miscellaneous
Section 13.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission and electronic mail (“e-mail”) transmission, so long as a receipt of such e-mail is requested and received) and shall be given, if to Buyer, to:
Winner Sight Global Limited
c/o Warburg Pincus Asia LLC
Suite 6703, Two IFC
Hong Kong
Attention: Andrew Chan
with a copy to:
Davis Polk & Wardwell LLP
26th Floor, Twin Tower West
B12, Jian Guo Men Wai Avenue
Chaoyang District
Beijing 100022
People’s Republic of China
Attention: Howard Zhang
Tel.: 86-10-8567-5000
Fax: 86-10-8567-5123
if to any Seller Company, to:
c/o CNinsure Inc.
22F Yinhai Building
No. 299 Yanjiang Zhong Rd.
Guangzhou 510110
People’s Republic of China
Attention: Jason Zhu
with a copy to:
Latham & Watkins
41st Floor, One Exchange Square
8 Connaught Place, Central
Hong Kong
Attention: David T. Zhang
Tel.: 852-2912-2503
Fax: 852-2522-7006

if to the Founder, to:
22F Da Cheng Plaza
127 Xuan Wu Men West Ave
Xi Cheng District
Beijing 100031
People’s Republic of China
Tel.: 86-10-5738-2828
Fax: 86-10-5738-2777
or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.
Section 13.02. Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.
(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.
Section 13.03. Expenses. All costs and expenses (including fees, costs and expenses of legal counsel, investment bankers, brokers or other representatives and consultants and appraisal fees, costs and expenses) incurred in connection with this Agreement shall be borne by the party incurring such cost or expense.
Section 13.04. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto; except that Buyer may transfer or assign its rights and obligations under this Agreement, to (i) one or more of its Affiliates at any time and (ii) to any Person upon written notice to the Founder and Seller; provided that no such transfer or assignment shall relieve Buyer of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to Buyer.

Section 13.05. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice or conflict of laws provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.
Section 13.06. Arbitration. Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination and the parties’ rights and obligations hereunder (each, a “Dispute”) shall be referred to and finally resolved by arbitration (the “Arbitration”) in the following manner:
(a) The Arbitration shall be administered by the Hong Kong International Arbitration Centre (“HKIAC”);
(b) The Arbitration shall be procedurally governed by the UNCITRAL Arbitration Rules as in force at the date on which the claimant party notifies the respondent party in writing (such notice, a “Notice of Arbitration”) of its intent to pursue Arbitration, which are deemed to be incorporated by reference and may be amended by this Section 13.06;
(c) The seat and venue of the Arbitration shall be Hong Kong and the language of the Arbitration shall be English;
(d) A Dispute subject to an Arbitration shall be determined by a panel of three (3) arbitrators (the “Tribunal”). One (1) arbitrator shall be nominated by the claimant party (and to the extent that there is more than one claimant party, by mutual agreement among the claimant parties) and one (1) arbitrator shall be nominated by the respondent party (and to the extent that there is more than one respondent party, by mutual agreement among the respondent parties). The third arbitrator shall be jointly nominated by the claimant party’s and respondent party’s respectively nominated arbitrators and shall act as the presiding arbitrator. If the claimant party or the respondent party fails to nominate its arbitrator within thirty (30) days from the date of receipt of the Notice of Arbitration by the respondent party or the claimant and respondent parties’ nominated arbitrators fail to jointly nominate the presiding arbitrator within thirty (30) days of the nomination of the respondent- nominated arbitrator, either party to the Dispute may request the Chairperson of the HKIAC to appoint such arbitrator; and
(e) The parties agree that all documents and evidence submitted in the Arbitration (including any statements of case and any interim or final award, as well as the fact that an arbitral award has been made) shall remain confidential both during and after any final award that is rendered unless the parties otherwise agree in writing. The arbitral award is final and binding upon the parties to the Arbitration

Section 13.07. Counterparts; Effectiveness; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by all of the other parties hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.
Section 13.08. Entire Agreement. This Agreement and other Transaction Documents constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, among the parties with respect to the subject matter of this Agreement.
Section 13.09. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
Section 13.10. Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity.
Section 13.11. Joint Drafting. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations among and joint drafting by the parties. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision.
Section 13.12. Share Subscription Agreement.

(a) With respect to the transactions contemplated by the Share Subscription Agreement, each of Seller and Buyer agrees that in connection, and concurrently, with the Closing, Seller shall assign to Buyer, and Buyer shall accept, all rights and obligations attaching to the CISG Shares (as defined in the Share Subscription Agreement) (including Seller’s payment obligation in respect of the CISG Purchase Price).
(b) The Company agrees and acknowledges the assignment and transfer by Seller to Buyer of all rights and obligations attaching to the CISG Shares (including Seller’s payment obligation in respect of the CISG Purchase Price). The Company further acknowledges and agrees that (i) the CISG Shares shall have been paid in full upon receipt of the CISG Purchase Price and (ii) the WS Shares shall have been paid in full upon receipt of the WS Purchase Price, in each case, by the Company from Buyer.
(c) Each of Seller, Buyer, Mr. Lin and Company agrees that the Closing (as defined in the Share Subscription Agreement) shall take place on the Closing Date.
(d) After giving effect to subclauses (a), (b) and (c) above, each party to the Share Subscription Agreement agrees and acknowledges that effective upon the Closing, all references to “Subscribers” therein shall refer to Buyer only.
(e) Each of Seller, Buyer, Mr. Lin and Company agrees that except as expressly set forth in preceding subclauses (a) through (d) above, the Share Subscription Agreement shall remain in full force and effect on the terms set forth therein (after giving effect to subclauses (a) through (d) above).

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

WINNER SIGHT GLOBAL LIMITED
By:	/s/ Timothy J. Curt
	Name:	Timothy J. Curt
	Title:	Authorized Signatory

CNINSURE INC.
By:	/s/ Hu Yinan
	Name:	Hu Yinan
	Title:	Chairman and CEO

CISG HOLDINGS LTD.
By:	/s/ Hu Yinan
	Name:	Hu Yinan
	Title:	Chairman and CEO

GUANGDONG MEIDIYA INVESTMENT CO., LTD.
By:	/s/ Lai Qiuping
	Name:	Lai Qiuping
	Title:	President & Director

In his personal capacity:

/s/ Keping Lin
KEPING LIN

EXPERT CENTRAL LIMITED
By:	/s/ Lin Keping
	Name:	Lin Keping
	Title:	Director

MANCINI HOLDINGS LIMITED
By:	/s/ Lin Keping
	Name:	Lin Keping
	Title:	Director

DATONG INTERNATIONAL HOLDINGS LIMITED
By:	/s/ Lin Keping
	Name:	Lin Keping
	Title:	Director

DATONG GROUP LIMITED
By:	/s/ Lin Keping
	Name:	Lin Keping
	Title:	Director

By:	/s/ Lin Keping
	Name:	Lin Keping
	Title:	Director

BEIJING FANHUA DATONG INVESTMENT MANAGEMENT CO., LTD.
By:	/s/ Lin Keping
	Name:	Lin Keping
	Title:	Chief Director

By:	/s/ Lin Keping
	Name:	Lin Keping
	Title:	Executive Director

Schedule A
With English Translation for Reference
ONSHORE SUBSIDIARIES
1.
(Datong Insurance Sales & Service Company Limited)

2.
(Guangzhou Datong Insurance Agency Co., Ltd.)

3.
(Sichuan Datong Insurance Agency Co., Ltd.)

4.
(Liaoning Datong Insurance Agency Co., Ltd.)

5.
(Hunan Datong Insurance Agency Co., Ltd.)

6.
(Henan Datong Insurance Agency Co., Ltd.)

7.
(Shaanxi Datong Insurance Agency Co., Ltd.)

8.
(Shandong Datong Insurance Agency Co., Ltd.)

9.
(Hebei Datong Insurance Agency Co., Ltd.)

10.
(Jiangsu Datong Insurance Agency Co., Ltd.)

11.
(Hainan Datong Insurance Agency Co., Ltd.)

12.
(Yunnan Datong Insurance Agency Co., Ltd.)

Schedule B
SELLER DISCLOSURE SCHEDULES

Exhibit A
FORM OF SUPPLEMENTAL MINORITY INTERESTS HOLDING AGREEMENT

EXHIBIT B-1
EXCLUSIVE SERVICE AGREEMENT

EXHIBIT B-2
EQUITY PLEDGE AGREEMENT

EXHIBIT B-3
EXCLUSIVE PURCHASE OPTION AGREEMENT

EXHIBIT B-4
VOTING RIGHTS PROXY AGREEMENT

EXHIBIT C-1
OPINION OF CAYMAN ISLANDS COUNSEL

EXHIBIT C-2
OPINION OF BRITISH VIRGIN ISLANDS COUNSEL

EXHIBIT C-3
OPINION OF PRC COUNSEL

EXHIBIT D
FORM OF SETTLEMENT AGREEMENT